UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Synaptics Incorporated

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NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS

October 31, 2017

The Annual Meeting of Stockholders of Synaptics Incorporated, a Delaware corporation, will be held at 9:00 a.m., Pacific time, on Tuesday, October 31, 2017, via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/syna2017 for the following purposes:

1. To elect three directors, each to serve for a three-year term expiring in 2020.

2. To approve, on a non-binding advisory basis, the compensation of our named executive officers for fiscal 2017 (“say-on-pay”).

3. To provide a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers (“say-on-frequency”).

4. To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 30, 2018.

5. To approve an amendment to our Amended and Restated 2010 Incentive Compensation Plan to increase the number of the Company’s common stock authorized for issuance thereunder by 2,000,000 shares.

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on September 5, 2017, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote their shares electronically during the meeting via the Internet. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by telephone or by mail by following the instructions on the proxy card. You may vote your shares electronically during the virtual meeting even if you have previously returned a proxy.

Sincerely,

San Jose, California	Richard A. Bergman
September 12, 2017	President and Chief Executive Officer

SYNAPTICS INCORPORATED

1251 McKay Drive

San Jose, CA 95131-1709

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The accompanying proxy is solicited on behalf of Synaptics Incorporated, a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Tuesday, October 31, 2017, at 9:00 a.m., Pacific time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held via live interactive webcast on the Internet. You will be able to attend, vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/syna2017.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2017 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2017 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first released on or about September 12, 2017, to all stockholders entitled to vote at the meeting.

Record Date and Outstanding Shares

Stockholders of record at the close of business on September 5, 2017, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were 33,734,959 outstanding shares of our common stock, par value $0.001 per share.

Quorum

The presence, via online attendance or by proxy, of the holders of a majority of the total number of shares of common stock outstanding and entitled to vote constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either via online attendance or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

Required Votes

Assuming that a quorum is present, the affirmative vote of a majority of the votes cast is required for the election of the three director nominees for three-year terms expiring in 2020, to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 30, 2018, and to approve an amendment to the Amended and Restated 2010 Incentive Compensation Plan to increase the number of the Company’s common stock authorized for issuance thereunder by 2,000,000 shares. The advisory vote on the compensation of our named executive officers for fiscal 2017 (“say-on-pay”) and the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers (“say-on-frequency”) are non-binding, but our Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal and the choice that receives the most votes in the say-on-frequency proposal.

Our Board of Directors recommends that you vote “for” the three director nominees named herein, “1 year” on the say-on-frequency proposal, and in favor of each of the other proposals.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the nominees for director set forth in this proxy statement, (2) “for” the advisory approval of the compensation of our named executive officers for fiscal 2017, (3) “1 year” on the proposal to determine the frequency of the advisory vote on the compensation of our named executive officers, (4) “for” the proposal to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending June 30, 2018, (5) “for” the proposal to approve an amendment to the Amended and Restated 2010 Incentive Compensation Plan to increase the number of the Company’s common stock authorized for issuance thereunder by 2,000,000 shares, and (6) as the persons specified in the proxy deem advisable on such other matters as may come before the meeting.

Broker Non-Votes and Abstentions

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals, such as the ratification of the appointment of KPMG, LLP as the independent auditor of our company for the fiscal year ending June 30, 2018, when they have not received instructions from the beneficial owner. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, when a proposal is “non-routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be counted for purposes of determining the votes received on the “non-routine” proposals.

Please note that brokers, banks, or other nominees may not use discretionary authority to vote shares on the election of directors, the say-on-pay, the say-on-frequency, or to approve the amendment to the Amended and Restated 2010 Incentive Compensation Plan proposals if they have not received specific instructions from their clients. For your vote to be counted in the above, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the proposal to elect directors, the say-on-pay proposal, the say-on-frequency proposal, the proposal to ratify the appointment of KPMG LLP as the independent auditor of our company for the fiscal year ending June 30, 2018, or the proposal to approve the amendment to the Amended and Restated 2010 Incentive Compensation Plan, as each such proposal is determined by reference to the votes actually cast by the shares present or represented by proxy and entitled to vote.

In accordance with our policy, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender their resignation to our Board of Directors. Our Board of Directors, or another duly authorized committee of our Board of Directors, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. If applicable, we will publicly disclose the decision regarding any tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the SEC.

Revocability of Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting via the Internet at www.virtualshareholdermeeting.com/syna2017 and voting electronically during the live webcast of the meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

Votes cast by proxy or by voting electronically during the live webcast of the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2017 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C, or to the liabilities of Section 18 of the Exchange Act.

Through our website, www.synaptics.com, we make available free of charge all of our SEC filings, including our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act. We will also provide, upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended June 24, 2017, as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our corporate secretary at our executive offices set forth in this proxy statement.

Our fiscal year is the 52- or 53-week period ending on the last Saturday in June. The fiscal periods presented in this proxy statement were 52-week periods for the fiscal years ended June 24, 2017, or fiscal 2017; June 25, 2016, or fiscal 2016; and June 27, 2015, or fiscal 2015. Our principal executive offices are located at 1251 McKay Drive, San Jose, California 95131-1709.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees

Our Certificate of Incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at eight. The directors are divided into three classes, with one class standing for election each year for a three-year term. Our Board of Directors has nominated Francis F. Lee, Nelson C. Chan, and Richard L. Sanquini for election as class 3 directors for three-year terms expiring in 2020 or until their successors have been elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” the nominees named above. Messrs. Lee, Chan and Sanquini are currently directors of our company. In the event that Messrs. Lee, Chan or Sanquini are unable or decline to serve as directors at the time of the meeting, the proxies will be voted for any nominees designated by our current Board of Directors to fill the vacancies. At this time, it is not expected that Messrs. Lee, Chan and Sanquini will be unable or will decline to serve as directors.

Our Board of Directors recommends a vote “for” the nominees named herein.

The following table sets forth certain information regarding our directors and the nominees for director:

Name	Age	Position	Term Expires
Francis F. Lee	65	Chairman of the Board	2017
Richard A. Bergman	53	President, Chief Executive Officer, and Director	2019
Jeffrey D. Buchanan	61	Director	2018
Nelson C. Chan	56	Director	2017
Keith B. Geeslin	64	Director	2018
Russell J. Knittel	67	Director	2019
Richard L. Sanquini	82	Director	2017
James L. Whims	62	Director	2018

Francis F. Lee has been the Chairman of the Board of Directors of our company since October 2008 and a director of our company since December 1998. Mr. Lee served as Chief Executive Officer of our company from December 1998 until July 2009 and as President of our company from December 1998 to July 2008. Mr. Lee was a consultant from August 1998 to November 1998. From May 1995 until July 1998, Mr. Lee served as General Manager of NSM, a Hong Kong-based joint venture between National Semiconductor Corporation and S. Megga. Mr. Lee held a variety of executive positions for National Semiconductor from 1988 until August 1995. These positions included Vice President of Communication and Computing Group, Vice President of Quality and Reliability, Director of Standard Logic Business Unit, and various other operations and engineering management positions. Mr. Lee is a member of the Board of Directors of Adesto Technologies, a NASDAQ Global Select Market-listed company, which develops innovative, low-power memory solutions. Mr. Lee holds a Bachelor of Science degree, with honors, in Electrical Engineering from the University of California at Davis. We believe Mr. Lee’s service for more than 10 years as our Chief Executive Officer gives him invaluable insights into our business, our culture, our personnel, our opportunities, and our challenges and provides the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Richard A. Bergman has been President, Chief Executive Officer, and a director of our company since September 2011. Prior to joining our company, Mr. Bergman was Senior Vice President and General Manager of Product Group at Advanced Micro Devices, Inc. or AMD, a New York Stock Exchange-listed global semiconductor company, from May 2009 to September 2011. From October 2006 to May 2009, Mr. Bergman served as Senior Vice President and General Manager of AMD’s Graphics Product Group. Mr. Bergman’s career at AMD began in October 2006 when AMD acquired ATI Technologies, or ATI, where he served as Senior Vice President and General Manager of PC Group. Prior to ATI, Mr. Bergman served as Chief Operating Officer at S3 Graphics, a division of SonicBlue Inc. Mr. Bergman has held senior level management positions in the technology field since his early roles at Texas Instruments, Inc. and IBM. Mr. Bergman is a member of the Board of Directors, Chairman of the Compensation Committee, and a member of the Audit Committee of Maxwell Technologies, a developer and manufacturer of energy storage and power delivery solutions. Mr. Bergman holds a Bachelor of Science degree in Electrical Engineering from the University of Michigan and a Master’s degree in Business Administration from the University of Colorado. We believe Mr. Bergman’s position as Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the opportunities, operations, and challenges of our company, and his successful career at major companies before joining our company provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Jeffrey D. Buchanan has been a director of our company since September 2005. Mr. Buchanan has been the Executive Vice President, Chief Financial Officer, and Treasurer of American Outdoor Brands Corporation, a NASDAQ Global Select Market-listed company that is a U.S.-based leader in firearm manufacturing and design, since January 2011. Mr. Buchanan became the Chief Administrative Officer of American Outdoor Brands Corporation in May 2015. Mr. Buchanan also served as Secretary of American Outdoor Brands Corporation from January 2011 until April 2012, and as a member of the Board of Directors and as the Chairman of the Audit Committee of American Outdoor Brands Corporation from November 2004 until December 2010. He was Of Counsel to the law firm of Ballard Spahr LLP from May 2010 until December 2010. Mr. Buchanan served as a Senior Managing Director of CKS Securities, LLC, a registered broker-dealer, from August 2009 until May 2010 and as a Senior Managing Director of Alare Capital Securities, L.L.C., a registered broker-dealer, from November 2006 until July 2009. From 2005 to 2006, Mr. Buchanan was principal of Echo Advisors, Inc., a corporate consulting and advisory firm focusing on mergers, acquisitions, and strategic planning. Mr. Buchanan served in various positions for Three-Five Systems, Inc., a publicly traded electronic manufacturing services company, including as Executive Vice President, Chief Financial Officer, and Treasurer, from May 1996 until February 2005. Mr. Buchanan was a business attorney for the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears from 1986 until 1996 and for the law firm of Davis Wright Tremaine LLP from 1984 until 1986. He was a senior staff person at Deloitte & Touche LLP from 1982 to 1984. Mr. Buchanan holds a Bachelor of Science degree in Accounting from Arizona State University, a Juris Doctor degree from the University of Arizona, and a Master of Laws degree in Tax from the University of Florida. We believe Mr. Buchanan’s legal, accounting, and investment banking background, his roles as the chief financial officer and treasurer of public companies, and his public company board service provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Nelson C. Chan has been a director of our company since February 2007. From December 2006 until August 2008, Mr. Chan served as the Chief Executive Officer of Magellan Corporation, a leader in the consumer, survey, GIS, and OEM GPS navigation and positioning markets. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, a global leader in flash memory cards, including most recently as Executive Vice President and General Manager, Consumer Business. From 1983 to 1992, Mr. Chan held marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics. Mr. Chan is Chairman of the Board of Directors of Adesto Technologies, a NASDAQ Global Select Market-listed company, which develops innovative, low-power memory solutions, a member of the Board of Directors and a member of the Audit Committee of Deckers Outdoor Corporation, a footwear, apparel and accessories designer and distributor, and a member of the Board of Directors and Chair of the Compensation Committee of Socket Mobile, a company that creates data capture and delivery solutions for enhanced productivity in retail point of sale, field service, healthcare and other mobile markets. Mr. Chan was a member of the Board of Directors of Silicon Laboratories, Inc., a NASDAQ Global Select Market-listed company, which is a fabless, analog-intensive mixed-signal semiconductor company from 2007 to 2010, and a member of the Board of Directors, Chairman of the Audit Committee and member of the Compensation Committee of Affymetrix, a company which developed, manufactured and sold products and services for genetic analysis to the life science research and clinical healthcare markets from 2010 to 2016, prior to its acquisition by Thermo Fisher. Mr. Chan was also a member of the Board of Directors from July 2011 to September 2016 and Chairman of the Board of Directors from June 2013 to September 2016 of Outerwall, a NASDAQ Global Select Market-listed company, which was a provider of automated retail solutions offering services that drove incremental traffic and revenue for retailers, prior to its acquisition by Apollo Global Management, a private equity firm. Mr. Chan also currently serves on the Boards of Directors of several private companies. Mr. Chan holds a Bachelor of Science degree in Electrical and Computer Engineering from the University of California at Santa Barbara and a Master’s degree in Business Administration from Santa Clara University. We believe that Mr. Chan’s experience as the Chief Executive Officer of Magellan, his senior management positions with other leading companies, and his service as a director of multiple companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Keith B. Geeslin has been a director of our company since 1986. Mr. Geeslin has been a General Partner of Francisco Partners, a firm specializing in structured investments in technology companies undergoing strategic, technological, and operational inflection points, since January 2004. From 2001 until October 2003, Mr. Geeslin served as Managing General Partner of the Sprout Group, a venture capital firm, with which he became associated in 1984. In addition, Mr. Geeslin served as a general or limited partner in a series of investment funds associated with the Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Credit Suisse (USA), Inc. Mr. Geeslin is a member of the Board of Directors and Chairman of the Compensation Committee of CommVault Systems, Inc., a public company that provides data management software. Mr. Geeslin holds a Bachelor of Science degree in Electrical Engineering, a Master’s of Science degree in Engineering and Economic Systems from Stanford University, and a Master of Arts degree in Philosophy, Politics, and Economics from Oxford University. We believe Mr. Geeslin’s long career at leading private equity and venture capital firms with a focus on investments in high-technology companies, his service on multiple boards of directors, and his engineering background provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Russell J. Knittel has been a director of our company since October 2010. Mr. Knittel served as Interim President and Chief Executive Officer of our company from October 2010 through September 2011, and as Executive Vice President of our company from July 2007 to October 2010. Mr. Knittel served as Chief Financial Officer, Chief Administrative Officer, Secretary, and Treasurer of our company from November 2001 through September 2009; as Senior Vice President of our company from November 2001 until July 2007; and as Vice President of Administration and Finance, Chief Financial Officer, and Secretary of our company from April 2000 through October 2001. Mr. Knittel is a member of the Board of Directors and a member of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominations Committee of Quest Resource Holding Corporation, a NASDAQ Global Select Market-listed company that provides waste management and recycling services programs. Mr. Knittel served as a director of Source Photonics, a privately held company that designs, manufactures and sells optical communications and data connectivity products, from March 2012 to January 2017, a director of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer, from June 2009 to February 2014, and as a director of OCZ Technology Group, Inc., a former public company, that designed, manufactured, and distributed solid-state drives and computer components, from June 2010 to August 2014. Mr. Knittel holds a Bachelor of Arts degree in Accounting from California State University at Fullerton and a Master’s degree in Business Administration from San Jose State University. We believe Mr. Knittel’s service as Interim Chief Executive Officer and Chief Financial Officer of our company and his board service at other companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Richard L. Sanquini has been a director of our company since 1994. Mr. Sanquini is presently a Partner at LiteCAP, a private equity firm, and has been a consultant in the semiconductor industry for more than five years. Mr. Sanquini is the former Chairman of the Board of Directors of PortalPlayer, Inc., formerly a public company that developed the silicon and operating system firmware for the Apple iPod, and was acquired by NVIDIA Corporation in January 2007. Mr. Sanquini retired from National Semiconductor in 1999 after a 20-year tenure, where he managed key business units, including microprocessors and microcontrollers, served as Chief Technology Officer, managed business development and intellectual property protection, and was Chairman of the Board of Directors for two China joint ventures. Prior to National Semiconductor, he served as President and Chief Executive Officer of Information Storage Devices and in various executive positions at RCA. Mr. Sanquini is the Chairman of the Board of Directors of Pixelworks Inc., a NASDAQ Global Select Market-listed company that designs, develops, and markets video and pixel processing semiconductors and software for digital video applications, and is on the Boards of Directors of two private companies: R2 Semiconductor and Keyssa. Mr. Sanquini previously served on the Board of Directors of Validity Sensors, Inc., which we acquired in fiscal 2014. Mr. Sanquini holds a Bachelor of Science degree in Electrical Engineering from the Milwaukee School of Engineering, Wisconsin. We believe that Mr. Sanquini’s long career and executive positions with numerous high-technology companies, his engineering background, his knowledge and experience in the semiconductor industry, and his service on numerous boards of directors provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

James L. Whims has been a director of our company since October 2007. Mr. Whims has been a partner at Alsop-Louie Partners, a venture capital firm focused on identifying promising entrepreneurs, since February 2010. From 1996 to 2007, Mr. Whims was a Managing Director of Techfund Capital l, LP and Techfund Capital II, LP and since 2001, a Managing Director and Venture Partner at Techfund Capital Europe, which are venture capital firms concentrating on high-technology enterprises. Mr. Whims also serves on the Board of Directors of numerous private companies, including DigiLens, Phizzle, Twitch TV, and Keyssa. Mr. Whims was formerly a member of the Board of Directors of THQ, Inc., Portal Player, and 3DFX, all of which were NASDAQ Global Select Market-listed companies. Mr. Whims was Executive Vice President of Sony Computer Entertainment of America from 1994 to 1996, where he was responsible for the North American launch of the Playstation and was the winner of the Brandweek/Ad Week marketing executive of the year. From 1990 to 1994, Mr. Whims was Executive Vice President of Software Toolworks. Mr. Whims co-founded Worlds of Wonder, an American toy company that launched Teddy Ruxpin, Lazer Tag and the United States launch of Nintendo, where he was an executive from 1985 to 1988. Mr. Whims holds a Bachelor of Science degree from Northwestern University and a Master’s degree in Business Administration from the University of Arizona. We believe Mr. Whims’ senior executive positions with major companies, his experience as an investor in high-technology companies, his service as a director of multiple companies, and his expertise in e-communications and marketing provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Election of Nominees

The election of Messrs. Lee, Chan and Sanquini as class 3 directors for three-year terms expiring in 2020 or until their successors have been elected and qualified will require the affirmative vote of a majority of the votes cast, assuming that a quorum is present at the meeting.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all the relevant facts and circumstances, including information requested from and provided by each director concerning his background, employment and affiliation, including family relationships, that Messrs. Buchanan, Chan, Geeslin, Lee, Knittel, Sanquini, and Whims are independent directors, as “independence” is defined by the listing standards of NASDAQ and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment. Mr. Bergman is not considered an independent director of our company because of his current position as CEO of our company. There are no family relationships among any of our directors and director nominees or executive officers.

Board Committees

Our bylaws authorize our Board of Directors to appoint, from among its members, one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee. The members of our Audit Committee, Compensation Committee, and Nominations and Corporate Governance Committee consist entirely of independent directors.

The Audit Committee

The purposes of the Audit Committee include overseeing the financial and reporting processes of our company and the audits of the financial statements of our company, and providing assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements of our company; our company’s compliance with legal and regulatory matters; the independent auditor’s qualifications and independence; and the performance of our company’s independent auditor. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting processes and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves any transactions between us and our directors, executive officers, and their affiliates.

The Audit Committee currently consists of Messrs. Buchanan, Chan, Geeslin and Knittel, each of whom is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley. Our Board of Directors has determined that each of Messrs. Buchanan and Knittel (whose backgrounds are detailed above) qualify as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Geeslin serves as the Chairman of the Audit Committee.

The Compensation Committee

The purposes of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of our Chief Executive Officer and other executive officers of our company, and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Chan, Sanquini, and Whims, each of whom is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Chan serves as the Chairman of the Compensation Committee.

The Nominations and Corporate Governance Committee

The purposes of the Nominations and Corporate Governance Committee include selecting, or recommending to our Board of Directors for selection, individuals to stand for election as directors at the annual meeting of stockholders or, if applicable, a special meeting of stockholders, overseeing the selection and composition of the committees of our Board of Directors, and, as applicable, overseeing the management succession planning process. The Nominations and Corporate Governance Committee currently consists of Messrs. Buchanan, Sanquini, and Whims, each of whom is an independent director of our company under NASDAQ listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Whims serves as the Chairman of the Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner, and addressed and delivered to our corporate secretary at our executive offices set forth in this proxy statement. In addition to persons recommended by stockholders for inclusion as nominees for election to our Board of Directors, the Nominations and Corporate Governance Committee may also identify director candidates that come to its attention through incumbent directors, management or third parties, and may, if it deems appropriate under the circumstances, engage a third-party search firm to assist in identifying qualified candidates. The Nominations and Corporate Governance Committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity.

In making its selection of director candidates, the Nominations and Corporate Governance Committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors based on these and other factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, expertise in areas relevant to the strategy and operations of our company, diversity, and the extent to which the nominee would fill a present need on our Board of Directors. The activities and associations of candidates are also reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our Board of Directors.

Committee Charters, Corporate Governance, and Code of Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or NASDAQ regulations on our website at www.synaptics.com. These documents are also available in print for any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Board’s Role in Risk Oversight

As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

Our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face. Our Board of Directors also reviews the various risks we identify in our filings with the SEC, as well as risks relating to various specific developments, such as acquisitions, stock repurchases, debt and equity placements, and product introductions.

Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company, and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualification and independence, and the performance of our independent auditor. The Compensation Committee considers the risks that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation policies and practices would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance-related risks, such as director independence, conflicts of interests, and management succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience and leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific experience, qualifications, and skills necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and for day-to-day leadership and performance of our company. Our Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for Board of Directors meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

We currently select, on a rotating basis, one of our independent directors to serve as Lead Director. Mr. Geeslin is currently serving as our Lead Director. In that role, Mr. Geeslin helps to facilitate communication and interaction between the Board of Directors and management.

Prohibition on Derivatives Trading and Hedging

Our Insider Trading Policy prohibits the members of our Board of Directors and employees, including our executive officers, and any family member residing in the same household from engaging in derivatives trading and hedging involving our securities without the prior approval of our Chief Financial Officer and our General Counsel.

Stock Ownership Guidelines

We maintain stock ownership guidelines that require our Chief Executive Officer to own shares of our common stock with a value equal to at least three times his annual base salary and the non-employee members of our Board of Directors to own shares of our common stock with a value equal to at least five times their annual cash retainer. These individuals had five years from fiscal 2012, when these guidelines were adopted, to achieve their required ownership levels, and each of these individuals has complied with such guidelines. We believe that these guidelines promote the alignment of the long-term interests of our Chief Executive Officer and the members of our Board of Directors with our stockholders. Further, we believe that these guidelines help mitigate the risks associated with our executive compensation program.

Compensation Committee Interlocks and Insider Participation

From June 26, 2016 to October 25, 2016, our Compensation Committee consisted of Messrs. Geeslin, Sanquini, and Whims. From October 26, 2016 onwards, our Compensation Committee consisted of Messrs. Chan, Sanquini and Whims. None of these individuals was an officer or employee of the Company or had any contractual or other relationships with us during the fiscal year except as directors, and none of these individuals was formerly an officer of the Company. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or as a member of the compensation committee for any entity, which has one or more of its executive officers serving on our Company’s Board of Directors or Compensation Committee.

Board and Committee Meetings

Our Board of Directors held a total of nine meetings during fiscal 2017. During fiscal 2017, the Audit Committee held six meetings; the Compensation Committee held seven meetings; and the Nominations and Corporate Governance Committee held one meeting. Each of our directors attended at least 75% of the total number of meetings of our Board of Directors held during fiscal 2017 and the total number of meetings held by all committees of our Board of Directors on which such person served during fiscal 2017.

Executive Sessions

We regularly schedule executive sessions of our Board of Directors at which non-management directors meet without the presence or participation of management. The Chairman of our Board of Directors presides at such executive sessions. We also schedule meetings of the independent directors, which are presided over by our Lead Director.

Annual Meeting Attendance

We encourage our directors to attend each Annual Meeting of Stockholders. To that end, and to the extent reasonably practicable, we generally schedule a meeting of our Board of Directors on the same day as our Annual Meeting of Stockholders. All of our directors attended our Annual Meeting of Stockholders last year.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of the various committees of our Board of Directors, by submitting a letter addressed to the Board of Directors of Synaptics Incorporated, c/o any specified individual director or directors at our executive offices: 1251 McKay Drive, San Jose, California 95131-1709. Any such letters will be forwarded to the indicated directors.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the following executive officers:

•	Richard A. Bergman, our Chief Executive Officer & President (our “CEO”);

•	Wajid Ali, our Senior Vice President and Chief Financial Officer (our “CFO”);

•	Kevin Barber, our Senior Vice President & General Manager, Mobile Division;

•	Huibert Verhoeven, our Senior Vice President & General Manager, Internet of Things (“IoT”) Division; and

•	Alex Wong, our Senior Vice President of Worldwide Operations.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as our “Named Executive Officers” or “NEOs.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors, or the Compensation Committee, arrived at the specific compensation policies and decisions involving our executive officers, including our Named Executive Officers, during fiscal 2017.

Executive Summary

Our executive compensation programs are designed to align executive realized compensation with company performance (both financial results and stock price performance). Both cash and equity compensation for fiscal 2017 reflect the generally weak financial and stock price performance of the Company in fiscal 2017.

The following compensation practices and decisions highlight our commitment to pay for performance:

•	Our NEOs elected to take salary reductions for fiscal 2017 in light of performance challenges.

•	Our CEO took a 20% salary reduction and our other NEOs took a 10% salary reduction.

•	No increases were made to cash compensation for our NEOs in fiscal 2017 (this includes no increase to base salary or target bonus opportunities).

•	Our Compensation Committee and our CEO have chosen to retain base salaries that trail the market median for all executives in order to emphasize performance-based pay through bonus opportunity and equity compensation.

•	Annual performance-based cash bonus payouts are aligned with company performance. In fiscal 2017, the CEO bonus was paid out at 43% of target and other NEO bonuses were paid out at 71% of target, on average. Below-target payouts reflect performance relative to our operating plan.

•	Equity compensation was granted in a mix of 33% stock options, 33% market stock units (“MSUs”) and 33% deferred stock units (“DSUs”). Our Compensation Committee believes that both stock options and MSUs provide strong alignment with shareholder value, requiring our stock price to perform well on an absolute and relative basis for value to be realized.

•	On a go-forward basis, we intend to grant equity to our CEO and CFO in a mix of 67% performance-based equity and 33% time-based equity. This shift to emphasize performance-based equity is intended to demonstrate the Compensation Committee’s commitment to performance-based compensation and alignment with shareholder value creation.

Fiscal 2017 was our fifth full fiscal year under the tenure of Mr. Bergman as our CEO. During fiscal 2017, net revenue increased from fiscal 2016, while operating income, net income, and net income per diluted share declined from fiscal 2016. As a result, given our emphasis on non-GAAP operating income, or operating profit, in our annual cash bonus plan, the actual compensation paid to our executive officers, including our Named Executive Officers, was below their target total direct compensation opportunities for the year.

Fiscal 2017 Financial Results

Our performance for fiscal 2017 came in roughly as anticipated with revenue slightly up from the prior fiscal year driven by strong growth from our fingerprint and touch and display driver integrated solutions, which offset the steep decline in our discrete display driver business. GAAP and non-GAAP operating income for fiscal 2017 were down $10.5 million and $15.4 million from fiscal 2016, respectively, driven primarily by lower gross margins, partially offset by lower operating expenses. GAAP net income per diluted share was down $0.54 year-over-year, while non-GAAP net income per diluted share was up $0.12 year-over-year, favorably impacted by our ongoing share repurchase program.

For fiscal 2017, we recorded the following significant financial results:

•	Net revenue was $1.72 billion, a 3% increase from net revenue of $1.67 billion for fiscal 2016;

•	GAAP operating income was $64.7 million, compared with GAAP operating income of $75.2 million for fiscal 2016;

•	GAAP net income was $48.8 million, or $1.37 per diluted share, compared with GAAP net income of $72.2 million, or $1.91 per diluted share, for fiscal 2016;

•	Non-GAAP operating income, or operating profit, was $204.4 million, or 11.9% of net revenue, compared with non-GAAP operating income of $219.8 million, or 13.2% of net revenue, for fiscal 2016; and

•	Non-GAAP net income was $173.9 million, or $4.88 per diluted share, compared with non-GAAP net income of $180.5 million, or $4.76 per diluted share, for fiscal 2016.

See Appendix A to this Proxy Statement for a reconciliation of GAAP to non-GAAP results.

Pay for Performance Analysis

Our compensation philosophy emphasizes performance-oriented compensation through:

•	Modest base salaries, which are generally positioned below the peer median;

•	Performance-based cash bonus aligned with annual operating plan and key strategic objectives; and

•	Stock-based compensation provided in three components to balance performance orientation and stockholder alignment (with approximately 67% of the total fiscal 2017 equity granted to our NEOs as options and MSUs), and retention hold (approximately 33% of the fiscal 2017 equity granted to our NEOs was in the form of DSUs).

The Company’s weak performance in fiscal 2017 and strong performance-based plan design resulted in significantly below-target compensation, as detailed below:

•	Base salaries were reduced due to voluntary salary reductions for NEOs.

•	Annual bonus pool achievement was 72% of target for fiscal 2017, with individual performance adjustments resulting in a payout at 43% of target for the CEO.

•	As of our record date (September 5, 2017), outstanding MSUs are tracking at zero relative to target:

•	Fiscal 2015 MSUs granted to our NEOs (with payouts through fiscal 2018) are tracking to a 0% payout for the third performance period;

•	Fiscal 2016 MSUs granted to our NEOs (with payouts through fiscal 2019) are tracking to a 0% payout for the second performance period; and

•	Fiscal 2017 MSUs granted to our NEOs (with payouts through fiscal 2020) are tracking to a 0% payout for the first performance period.

•	As of our record date, all of the options granted to our NEOs in fiscal 2015, 2016 and 2017 are valued at an amount less than their exercise price.

In the below chart we summarize CEO target and realizable compensation. Over the last three years, realizable compensation significantly trailed target compensation levels.

1.	Target compensation reflects target base salary, target bonus opportunity and the grant-date fair value of equity awards based on a targeted value mix of 33/33/33 options/DSUs/MSUs for fiscal 2017 and fiscal 2016, and 50/50 options/MSUs for fiscal 2015.

2.	Realizable compensation reflects the actual cash compensation earned and the current value of equity holdings based on the closing price of our common stock on June 23, 2017 (the last trading day of fiscal 2017), which was $59.99, and tracking of outstanding MSU awards as of June 23, 2017. (Note that as of the record date, outstanding MSUs granted in fiscal 2015, 2016 and 2017 were each tracking at 0%.)

As outlined in the above CEO realizable pay analysis, the equity compensation we grant to our executive officers aligns their compensation with company performance and the creation of stockholder value. In our fiscal 2017, approximately 83% of our CEO’s target compensation was delivered through equity awards; as a result, realizable compensation varies meaningfully based on stock price performance.

CEO pay is also aligned with performance on a relative basis. The following tables illustrate the alignment of our CEO’s compensation (on a “realizable pay” basis) with our financial performance (based on total stockholder return, or TSR) relative to the Company’s current compensation peer group. As demonstrated by these tables, the realizable compensation of our CEO for fiscal 2017 was well aligned with our one-year and three-year TSR, as of June 23, 2017, when compared with our current compensation peer group.

The vertical axis represents the percentile ranking of our TSR and our compensation peer group’s TSR over the indicated period. The horizontal axis represents the percentile ranking of our CEO’s realizable compensation and our compensation peer group’s chief executive officers’ realizable compensation over the indicated period.

1.	The One-Year CEO Pay for Performance chart illustrates CEO Realizable Compensation for Mr. Bergman for fiscal 2017. The Three-Year CEO Pay for Performance chart illustrates CEO Total Realizable Pay for Mr. Bergman for fiscal years 2015 through 2017.

2.	“Realizable compensation” is defined as the sum of (i) base salary, (ii) actual bonus earned, (iii) aggregate value of time-vested and target performance vested stock and stock unit awards granted during the three most recent fiscal years, and (iv) aggregate in-the-money value of stock options granted during the three most recent fiscal years. “Realizable compensation” was calculated in the same manner for our CEO and the chief executive officers of the companies in our compensation peer group. Equity award values were calculated using each company’s closing stock price as of June 23, 2017.

3.	TSR reflects the percentage change in value for stockholders through stock price appreciation over the applicable period (adjusted to reflect the impact of dividends paid). TSR was calculated using each company’s closing stock price as of June 23, 2017.

4.	Qorvo is excluded from the 3-year analysis as TSR data is unavailable.

We have consistently set aggressive target levels for the financial performance measures used in our annual performance-based cash bonus plan. As reflected in the following table, non-GAAP operating income declined year-over-year driving a reduction in the annual bonus pool achievement to 72% for fiscal 2017. Actual bonus payment to the CEO in fiscal 2017 significantly trailed the achievement level of our financial performance measures.

Results of Most Recent Say-on-Pay Vote

At our 2016 Annual Meeting of Stockholders, we conducted our sixth stockholder advisory vote on the compensation of our Named Executive Officers (commonly referred to as a “say-on-pay” vote). Our stockholders approved the fiscal 2016 compensation of our Named Executive Officers, with approximately 74% of the votes cast in favor of our say-on-pay proposal.

Following our 2016 Annual Meeting of Stockholders, the Compensation Committee reviewed the results of the say-on-pay vote, and continued the process of re-examining the executive compensation program to ensure it is performance-based and aligns compensation levels with shareholder outcomes. The following practices illustrate the Compensation Committee and management teams’ commitment to a pay for performance program:

•	Salary reductions for senior executives in fiscal 2017;

•	Challenging bonus plan design and resulting payouts that significantly trail target bonus levels;

•	Decision to adjust the CEO and CFO equity pay mix for fiscal 2018 to a 67% performance-based equity weighting to ensure the majority of equity compensation is directly linked to performance conditions; and

•	Continuing to review and adopt best practice compensation policies, as deemed appropriate by the Compensation Committee, including stock ownership guidelines, hedging restrictions and a clawback policy.

Our Board of Directors determined that our stockholders should have the opportunity to cast an advisory vote on the compensation of our Named Executive Officers each year, consistent with the preference expressed by our stockholders at our Annual Meeting of Stockholders in October 2011. Our stockholders once again have the opportunity, as described in Proposal Three, to indicate, on an advisory basis, their preference on how frequently the “say-on-pay” vote should occur. See “Proposal Three: Advisory Vote on Determining the Frequency of Say-On-Pay”, for further details about this year’s “say-on-frequency” vote, including our Board of Directors’ recommendation to vote “1 year” for an annual “say-on-pay” vote.

Compensation Philosophy and Objectives

We are a leading worldwide developer and supplier of custom-designed human interface semiconductor product solutions that enable people to interact more easily and intuitively with a wide variety of mobile computing, communications, entertainment, and other electronic devices. We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To successfully compete in this dynamic environment, we must continually develop and refine our products and services to stay ahead of customer needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of engineering, sales, marketing, operations, and other business professionals.

We are headquartered in the Silicon Valley region of Northern California and compete with many of the premier global technology companies in attracting and retaining a skilled management team and key engineering talent. Our competitors for management and engineering talent use stock-based compensation as an important element of their overall compensation programs. To meet the challenges presented by our operating environment, we have embraced a compensation philosophy that seeks to achieve the following specific objectives:

•	reward the successful achievement of our financial objectives;

•	drive the development of a successful and profitable business;

•	attract, motivate, reward, and retain highly qualified executive officers who are important to our success;

•	align compensation to our interests as a whole and the interests of our stockholders, which requires an emphasis on stock-based compensation; and

•	recognize strong performing executive officers by offering compensation that rewards individual achievement, corporate stewardship, and fiscal responsibility, as well as contributions to our overall success.

Total compensation levels are set to reflect the role, responsibilities, and contributions of each executive officer, as well as the achievement of corporate and individual financial and operational goals. As a result of our compensation philosophy, compensation levels may vary significantly from fiscal year to fiscal year on an absolute basis and among our various executive officers.

Each year, the most important measure in assessing our corporate performance is operating profit. At the same time, the most important measure of individual performance is the achievement of each executive officer’s individual objectives that vary from year to year and position to position, but generally include financial and operating performance, product success, timely product delivery, forecasting accuracy, customer satisfaction, cost reduction, leadership, team building, and employee retention.

We expect the compensation level of our CEO will be higher than that of our other executive officers, assuming relatively equal achievement of individual performance objectives, since our compensation policies establish the framework for our executive officers’ base salaries, target annual cash bonus opportunities, and stock-based compensation after reviewing those of comparable companies, which generally compensate their chief executive officers at higher levels because of their roles and their importance to overall company success.

Compensation-Setting Process

Our Board of Directors has appointed the members of the Compensation Committee, which consists solely of independent directors. The Compensation Committee is authorized to determine and approve, or make recommendations to our Board of Directors for approval with respect to, the cash compensation of our executive officers, including our Named Executive Officers, and to grant, or recommend the grant of, stock-based compensation to our executive officers, including our Named Executive Officers. The Compensation Committee currently makes compensation-related decisions regarding our executive officers.

Role of the Compensation Committee

The Compensation Committee evaluates the performance of our CEO each fiscal year and determines his compensation in light of our goals and objectives for that year. The Compensation Committee, together with our CEO, assesses the performance of our other executive officers, including our other Named Executive Officers, each year. Based in part on the recommendations of our CEO, the Compensation Committee determines the compensation of our other executive officers.

Role of the Chief Executive Officer

At the request of the Compensation Committee, our CEO typically attends a portion of each Compensation Committee meeting, including meetings at which the Compensation Committee’s compensation consultant is present. This enables the Compensation Committee to review with our CEO the corporate and individual goals and objectives that he regards as important to our overall success. The Compensation Committee also requests that our CEO assess the performance of, and our goals and objectives for, our other executive officers, including our other Named Executive Officers. Although the participation of our CEO may influence the establishment of performance target levels and individual objectives, including his own, the Compensation Committee makes all determinations regarding corporate and individual performance measures, goals, and objectives, and related target levels. Our CEO does not attend any portion of the Compensation Committee meetings at which his compensation is discussed.

Role of the Compensation Consultant

The Compensation Committee also retains a compensation consultant to assist in the discharge of its responsibilities, including reviewing trends in executive compensation and identifying relevant comparable companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of the compensation consultant or other advisor, and its compensation consultant or other advisor reports directly to the Compensation Committee.

During fiscal 2017, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist it in connection with its review of our fiscal 2017 executive compensation program and its analysis of the competitive market for executive talent. Compensia provided the Compensation Committee with an analysis of the compensation practices of the companies in the compensation peer group; determined our compensation positioning relative to the compensation peer group; developed market-based guidelines for the structure of our fiscal 2017 executive compensation program; reviewed the overall compensation packages; and advised the Compensation Committee regarding the propriety of our fiscal 2017 executive compensation program.

Compensia attends most Compensation Committee meetings and provides additional assistance as requested on topics including Board compensation, executive severance and change in control agreements, bonus plan design and other topics, as requested by the Compensation Committee.

The Compensation Committee has considered the independence of Compensia in light of the listing standards of NASDAQ on compensation committee independence and the rules of the SEC. The Compensation Committee requested and received confirmation from Compensia concerning certain factors for determining the independence of the firm and its senior advisors working with the Compensation Committee. The Compensation Committee discussed these considerations and concluded that the work performed by Compensia did not raise any material conflict of interest.

Use of Market Data

In determining the compensation of our executive officers, including our Named Executive Officers, the Compensation Committee considers data gathered from a self-constructed group of peer companies, and published survey data for technology companies.

During the latter stages of fiscal 2016, after consultation with Compensia, the Compensation Committee developed and approved a compensation peer group for use in its executive compensation decisions for fiscal 2017 based on the following selection criteria:

•	Industry: companies that compete in the semiconductor or peripherals industries or that supply technology components to original equipment manufacturers, or OEMs.

•	Revenue: companies with revenue between approximately $625 million and $5.7 billion, based upon the last four quarters of reported revenue at the time of selection.

•	Market capitalization: companies with a market capitalization of greater than $1.0 billion at the time of selection.

The companies included in the compensation peer group approved by the Compensation Committee were as follows:

Analog Devices	InvenSense	ON Semiconductor

Cirrus Logic	Linear Technology	Qorvo

Cree	Maxim Integrated Products	Silicon Laboratories

Cypress Semiconductor	Microchip Technology	Skyworks Solutions

Fairchild Semiconductor	Microsemi	Xilinx

Integrated Device Technology	NVIDIA

The Compensation Committee strives to select peer companies such that our company falls near the median for revenue and market capitalization within the selected peer group. For fiscal 2018, based upon recommendations from Compensia, the Compensation Committee approved changes to the compensation peer group criteria to include semiconductor companies with revenue of between approximately $530 million and $4.8 billion, based upon the last four quarters of reported revenue at the time of selection, and a market capitalization of greater than $640 million. As a result of the new criteria, including acquisition and merger activity impacting the companies in the compensation peer group, the Compensation Committee removed Fairchild Semiconductor, Invensense, Linear Technology and NVIDIA, and added Ambarella, Cavium and Marvell Technology to the compensation peer group for fiscal 2018.

Compensation Elements

Our executive compensation program consists primarily of three elements: base salary, annual performance-based cash bonuses, and long-term incentive, or LTI compensation in the form of stock-based awards. Our executive officers also participate in several company-wide benefit plans, including retirement and health and welfare benefit plans, which generally are available to all regular full-time employees.

Base Salary

We seek to pay base salaries at competitive levels that enable us to attract, motivate, and retain highly qualified executive officers. Base salaries for our executive officers, including our Named Executive Officers, reflect the Named Executive Officer’s position, responsibilities, experience, skills, performance, and ongoing and expected future contributions. In determining base salary, the Compensation Committee also takes into account salary levels for similar positions at the companies in the compensation peer group and base salary levels relative to other positions within our company. Consistent with our compensation philosophy, we set the base salaries of our executive officers at levels that are less than the market median to reinforce our desire that our annual performance-based cash bonuses and LTI compensation, which are based on our financial performance and our executive officers’ achievement of individual performance objectives as set from time to time, represent a significant portion of the executive officers’ target compensation each year.

The Compensation Committee determines the annual base salary of our CEO in its sole discretion. The base salaries of our other executive officers, including our other Named Executive Officers, are determined by the Compensation Committee after considering the recommendations of our CEO as well as the factors described above.

As has been its practice, for fiscal 2017, the Compensation Committee set the base salaries for our executive officers, including our Named Executive Officers, at the beginning of the fiscal year. No base salary adjustments were made for fiscal 2017 based on the Compensation Committee’s review of company performance and the market assessment. The annual base salaries for our Named Executive Officers during fiscal 2017 were as follows:

Named Executive Officer	Annualized Fiscal 2016 Base Salary	Annualized Fiscal 2017 Base Salary(1)	Percentage Change
Richard A. Bergman	$700,000	$700,000	—
Wajid Ali	$395,000	$395,000	—
Kevin Barber	$370,000	$370,000	—
Huibert Verhoeven	$340,000	$340,000	—
Alex Wong	$340,000	$340,000	—

(1)	The salary reduction effective in fiscal 2017 of 20% for Mr. Bergman, and 10% for each of our other Named Executive Officers is not reflected in this table.

In June 2016, our Named Executive Officers requested a voluntary and temporary base salary reduction for fiscal 2017 of 20% for Mr. Bergman and 10% for our other Named Executive Officers. The salary reductions were reviewed and approved by the Compensation Committee.

Annual Performance-Based Cash Bonuses

We use annual performance-based cash bonuses to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial and operational objectives as set forth in our annual operating plan, while making progress towards and supporting our longer-term strategic and growth goals. The payment of these bonuses is based upon the achievement of one or more corporate performance objectives, which typically include meeting a specified target level of operating profit and individual performance goals.

At the beginning of each fiscal year, our Board of Directors approves our annual operating plan, which forms the basis for the corporate performance measures and individual performance goals for our annual performance-based cash bonuses. Further, the Compensation Committee reviews and sets the framework for the annual performance-based cash bonuses for the fiscal year, including confirming the plan participants, establishing a target annual cash bonus opportunity for each participating executive officer, and reviewing the corporate performance measures and individual performance goals for the fiscal year.

Target Bonus Opportunities

As in prior years, the Compensation Committee determined that the target annual cash bonus opportunities for each of our Named Executive Officers for fiscal 2017 should be based on a percentage of such Named Executive Officer’s base salary. The target annual cash bonus opportunity established for each Named Executive Officer for fiscal 2017 was as follows:

Named Executive Officer	Annualized Fiscal 2017 Base Salary	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Target Annual Cash Bonus Opportunity (as a dollar amount)
Richard A. Bergman	$700,000	145%	$1,015,000
Wajid Ali	$395,000	75%	$296,250
Kevin Barber	$370,000	75%	$277,500
Huibert Verhoeven	$340,000	75%	$255,000
Alex Wong	$340,000	75%	$255,000

In setting these target annual cash bonus opportunities for our Named Executive Officers, the Compensation Committee exercised its judgment and considered several factors, including our overall financial and operational results for the prior fiscal year, the prior performance of each individual Named Executive Officer, the Named Executive Officer’s potential to contribute to our long-term strategic success, the Named Executive Officer’s role and responsibilities, the Named Executive Officer’s individual experience and skills, market practices for annual bonuses, and, for our other Named Executive Officers, the recommendations of our CEO. No changes were made to target incentive opportunities in fiscal 2017.

Corporate Performance Measures

For fiscal 2017, our Board of Directors selected non-GAAP operating profit as the primary corporate performance measure, representing 75% of the target annual cash bonus opportunity, together with selected strategic goals, representing the remaining 25% of the target annual cash bonus opportunity, as the criterion that best supported our annual operating plan and enhanced long-term value creation for purposes of funding our bonus pool. As determined by the Compensation Committee, our executive officers, including our Named Executive Officers, were eligible to earn bonus payments based on our actual performance against the non-GAAP operating profit target set forth in our fiscal 2017 annual operating plan. Fiscal 2017 non-GAAP operating profit was determined by adjusting GAAP operating profit for impairment of intangible assets; acquisition and integration related costs, which includes amortization of purchased intangible assets and changes in contingent consideration; share-based compensation costs; and restructuring costs (for more information on how non-GAAP operating profit is calculated, see Appendix A of this Proxy Statement). For fiscal 2017, the target level for the non-GAAP operating profit performance measure was $259 million and we achieved $204 million. The operating profit achievement and assessment of strategic goal attainment resulted in a bonus pool funded at 72% for our fiscal 2017. Our Board of Directors set these target levels to be aggressive, yet achievable, with diligent effort during the fiscal year.

Individual Performance Objectives

Consistent with our compensation philosophy of rewarding individual performance, our CEO developed and recommended to the Compensation Committee a series of individual performance goals for our executive officers, including our other Named Executive Officers, which he deemed to be integral to the achievement of our annual operating plan. These objectives were approved by the Compensation Committee. The Compensation Committee determined the individual performance goals that should be used to assess the performance of our CEO.

For purposes of the fiscal 2017 annual performance-based cash bonuses, the individual performance goals for each of our Named Executive Officers were as follows:

•	Mr. Bergman – Achieve our fiscal 2017 annual operating plan, support our business growth objectives, evaluate and drive long-term corporate growth strategies and market opportunities, and foster an environment of high integrity and ethics.

•	Mr. Ali – Support our business growth objectives with appropriate processes and controls, monitor and review our corporate and financial structure, set future financial strategy, and foster an environment of high integrity, ethics, and regulatory compliance.

•	Mr. Barber – Expand position within strategic customers, drive market share within strategic markets, establish long-term focus and strategy for identified Mobile market strategies, and support the overall achievement of our fiscal 2017 annual operating plan.

•	Mr. Verhoeven – Expand and develop our IoT position within strategic customers, identify and drive market share within strategic markets with existing products, establish long-term focus for IoT market strategies based on the integration efforts of the two acquisitions that are focused on the expansion of our IoT market position, and support the achievement of our fiscal 2017 annual operating plan.

•	Mr. Wong – Focus on achieving fiscal 2017 annual operating plan by having the necessary supply chain, inventory and service levels to fulfill customer demand, along with responsibility of product quality by developing, directing and implementing quality strategies in support of overall business goals.

After the end of the fiscal year, our CEO evaluated each executive officer’s progress towards the achievement of their individual performance objectives. In the case of our CEO, the Compensation Committee evaluated his progress towards the achievement of his individual performance goals.

Fiscal 2017 Bonus Decisions

For fiscal 2017, annual performance-based cash bonus payments were determined after the end of the fiscal year by the Compensation Committee. The Compensation Committee’s determination of annual performance-based cash bonuses involved a multi-step process. First, the Compensation Committee established the annual target cash bonus pool for fiscal 2017 based on the aggregate target cash bonus opportunities for all of our employees, including our executive officers. The portion of the bonus pool that was subject to the actual level of achievement of the pre-established non-GAAP operating profit target level for the fiscal year was adjusted based on our performance relative to the non-GAAP operating profit target level as approved by our Board of Directors at the beginning of the year. Second, the portion of the bonus pool that was subject to the actual level of achievement of the pre-established strategic goals for the fiscal year, was adjusted based on our performance relative to the pre-established strategic goals as approved by our Board of Directors at the beginning of the year.

The Compensation Committee then determined the cash bonus payment, if any, to be received from the available bonus pool by an executive officer by evaluating the executive officer’s position and responsibility level within our company, as well as performing a subjective assessment of each executive officer’s actual performance as measured against each executive officer’s individual performance objectives (in the case of our other Named Executive Officers, after considering the recommendations of our CEO). Further, the Compensation Committee exercised discretion in determining each executive officer’s bonus payment based upon the size of the available pool.

Based on this criteria, the following bonus payments were made to our Named Executive Officers for fiscal 2017:

			Actual Cash
			Bonus Payment
			(as a percentage	Actual Cash Bonus
			of fiscal 2017	Payment (as a
	Target Annual	Actual Total Cash	Target Annual	percentage of base
	Cash Bonus	Bonus Payout	Cash Bonus	salary earned in
Named Executive Officer	Opportunity	(as a dollar amount)	Opportunity)	fiscal 2017)
Richard A. Bergman	$1,015,000	$439,698	43.3%	78.5%
Wajid Ali	$296,250	$213,893	72.2%	60.2%
Kevin Barber	$277,500	$220,390	79.4%	66.2%
Huibert Verhoeven	$255,000	$174,904	68.6%	57.2%
Alex Wong	$255,000	$165,699	65.0%	54.2%

For fiscal 2017 as a whole, our employees achieved an average payout level of approximately 72% of their target bonuses, while our Named Executive Officers achieved a payout level of 66% of their target bonuses as a result of not fully achieving the target level for the non-GAAP operating profit performance measure and exceeding the target level for the selected strategic goals measure. The portion of the bonus pool established by the Compensation Committee for our Named Executive Officers represented approximately 0.6% of our fiscal 2017 non-GAAP operating profit.

Long-Term Incentive Compensation

As a technology company that encounters significant competition for qualified personnel, long-term incentive, or LTI, compensation plays a critical role in our ability to attract, hire, motivate, and retain qualified and experienced executive officers. The use of equity compensation is necessary for us to compete for qualified executive officers without significantly increasing cash compensation and is the most important component of our executive compensation philosophy. We use LTI compensation in the form of equity awards to motivate our executive officers, including our Named Executive Officers, for long-term corporate performance based on the value of our common stock and thereby, further align their interests with those of our stockholders. Our LTI compensation consists of stock options, performance-based MSU awards and time-based DSU awards, the purposes for which are described below:

Type of Equity	Purpose
Stock Options	Provide an appropriate long-term incentive for our executive officers because they are rewarded only to the extent that, following the grant date of the stock options, our stock price grows and our stockholders see the value of their investment grow.

Market Stock Units (“MSUs”)	Enable our executive officers to earn shares of our common stock based on our performance relative to the Philadelphia Semiconductor Index, or SOX Index, over performance periods of up to three years. We believe that MSU awards serve as a source of motivation to our executive officers even in a down-market environment, while also providing upside potential if we outperform the SOX Index over the performance periods. In addition, MSU awards provide a direct link between compensation and stockholder return, thereby motivating our executive officers to focus on and strive to achieve both our annual and long-term financial and strategic objectives.

Deferred Stock Units (“DSUs”)	Enable our executive officers to earn shares of our common stock only when they have satisfied multi-year service-based vesting conditions, help us to achieve our retention objectives and further align the interests of our executive officers with those of our stockholders.

Fiscal 2017 Long-Term Incentive Compensation Decisions

In fiscal 2017, we granted NEO equity compensation in a target value mix of 33% options, 33% DSUs and 33% MSUs. The Compensation Committee determined that an LTI award consisting of a combination of stock options, DSU awards and MSU awards would provide our executive officers with a competitive and balanced equity compensation package, while at the same time aligning their compensation with our long-term business and financial objectives.

Actual fair value award mix varies from the target mix due to the accounting valuation for MSUs and the grant timing of options. Options are granted quarterly, resulting in a grant-date fair value that does not always align with the intended value mix. For fiscal 2017, the fair value of NEO refresh grants were, on average, approximately 29% in the form of a stock option, 31% in the form of a DSU award, and 40% in the form of an MSU award.

Below we summarize fiscal 2017 equity compensation awards.

				Grant Date	Intrinsic
Named Executive Officer	Options(1)	DSUs	MSUs	Fair Value	Value(2)
Richard A. Bergman	68,025	28,500	28,500	$4,868,617	$2,613,398
Wajid Ali	20,625	10,900	10,900	$1,750,811	$956,048
Kevin Barber	19,550	8,200	8,200	$1,400,321	$751,790
Huibert Verhoeven	17,200	7,300	7,300	$1,242,389	$667,692
Alex Wong	19,550	8,200	8,200	$1,400,321	$751,790

(1)	This includes one-quarter of the stock options comprising each executive officer’s fiscal 2016 award and three-quarters of the stock options comprising each Named Executive Officer’s fiscal 2017 award, all of which were granted during fiscal 2017. Approximately one-quarter of the total number of shares of our common stock underlying the stock option portion of each Named Executive Officer’s fiscal 2016 award was granted on July 29, 2016.

Approximately one-quarter of the total number of shares of our common stock underlying the stock option portion of each Named Executive Officer’s fiscal 2017 award was granted on each of the following dates: October 28, 2016, January 27, 2017, and April 28, 2017.

(2)	Intrinsic value is based on the closing stock price on June 23, 2017 (the last trading day in fiscal 2017), which was $59.99. The MSU intrinsic value is further adjusted for performance, which was tracking to a 27% payout as of the end of fiscal 2017. As of the record date, the fiscal 2017 MSU grant intrinsic value is trending to a 0% payout for the first performance period resulting in no payout for Messrs. Bergman, Ali, Barber, Verhoeven and Wong.

The size of these LTI compensation awards were determined by the Compensation Committee based on its assessment of our financial results for fiscal 2016, its evaluation of each executive officer’s performance during fiscal 2016, and the following additional factors: each executive officer’s position within our company; an assessment of the equity award practices of the companies in our compensation peer group; and an assessment of the outstanding equity awards then-held by each executive officer. In making its award decisions, the Compensation Committee exercised its judgment to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

Stock Options and DSU Awards

Once the size of the LTI compensation awards for our Named Executive Officers were determined, the Compensation Committee decided that the portion of the award to be delivered in the form of stock options would be granted quarterly in four equal installments beginning in October 2016, which is in the second quarter of fiscal 2017, through the first quarter of fiscal 2018, with an exercise price equal to the fair market value of our common stock on each grant date.

The vesting schedule for new stock option and DSU awards is as follows: for current employees, stock options and DSUs generally vest over three years, with 1/3rd of the total number of shares of our common stock subject to the stock option vesting on the first anniversary of the vesting start date, and 1/12th of the total number of shares subject to the stock option vesting each quarter until fully vested, while 1/3rd of the total number of shares of our common stock subject to the DSU award will vest annually in the quarter the award was granted until fully vested; for newly hired employees, stock options and DSUs generally vest over four years, with 1/4th of the total number of shares subject to the stock option vesting on the first anniversary of the vesting start date, and 1/16th of the total number of shares subject to the stock option vesting each quarter until fully vested, while 1/4th of the total number of shares of our common stock subject to the DSU award will vest annually in the quarter the award was granted until fully vested.

MSU Awards

As established by the Compensation Committee, each MSU award consists of the right to receive a specified number of shares of our common stock if the award’s performance conditions are satisfied. The shares of our common stock subject to such MSU awards will be earned, if at all, based on our total shareholder return, or TSR, compared to that of the Philadelphia Semiconductor Index TSR, or the SOX Index TSR, over a one-year, a two-year, and a three-year performance period. In other words, the actual number of shares of our common stock that may be earned under the MSU awards will vary based on over- or under-performance of our TSR compared to that of the SOX Index TSR over the specified performance periods. Pursuant to the terms of the fiscal 2017 MSU awards granted on October 28, 2016:

•	The target number of shares of our common stock subject to each MSU award will be earned if our TSR equals that of the SOX Index TSR as measured over the one-year, the two-year, and the three-year performance periods (as determined on September 30, 2017, September 30, 2018, and September 30, 2019).

•	Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio, while above-target performance will result in a payout of 100% of the target number of shares of our common stock for the one-year and two-year performance periods and an increase in the number of shares of our common stock earned using a two-to-one ratio for the three-year performance period less any shares that were delivered for the one-year and two-year performance periods (subject to a cap of 200% of the target number of shares of our common stock subject to the MSU awards if our TSR is 50 percentage points or more above the SOX Index TSR).

•	One-third of the target award is tied to each performance period (one-year, two-year and three-year periods). For the one-year and two-year measurement periods, executives can only earn up to target for the portion of the award tied to each performance period. All above-target payouts for the award are tied to the full three-year performance period and require that the executive remains employed through the end of the three-year period.

Any shares of our common stock earned under an MSU award will vest and be delivered to an executive officer within 30 days of the end of the one-year, two-year, and three-year performance periods. In limited circumstances, including in the event of a change of control of our company and termination of employment of an executive officer, an acceleration of vesting may occur; such acceleration, if any, will occur pursuant to the equity agreement underlying such equity and any then-in-effect Change of Control policy covering such executive officer.

As of our record date, the outstanding MSU awards held by our NEOs are currently tracking to pay out against their target as follows:

•	Fiscal 2015 MSUs granted to our NEOs (with payouts through fiscal 2018) are tracking to a 0% payout for the third performance period;

•	Fiscal 2016 MSUs granted to our NEOs (with payouts through fiscal 2019) are tracking to a 0% payout for the second performance period; and

•	Fiscal 2017 MSUs granted to our NEOs (with payouts through fiscal 2020) are tracking to a 0% payout for the first performance period.

Fiscal 2018 Equity Mix for Chief Executive Officer and Chief Financial Officer

On a go-forward basis, the Compensation Committee has adjusted the equity mix for the CEO and CFO to 67% performance-based equity and 33% time-based equity. The shift to a larger percentage of performance-based equity is intended to illustrate the Compensation Committee’s commitment to performance-based compensation and alignment with shareholder value creation.

Stock Ownership Guidelines and Hedging Prohibition

We maintain stock ownership guidelines that require our CEO to own shares of our common stock with a value equal to at least three times his annual base salary. Our CEO had five years from fiscal 2012 to achieve this required ownership level and has met this ownership guideline. We believe that these guidelines further promote the alignment of the long-term interests of our CEO with our stockholders. We also believe that these guidelines help mitigate the risks associated with our executive compensation program. In addition, our Insider Trading Policy prohibits our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities without the prior approval of our Chief Financial Officer and our General Counsel.

Equity Award Grant Policy

Our Board of Directors or the Compensation Committee, as applicable, approves equity awards at its regularly scheduled meetings each year. Generally, in the case of equity awards granted to newly hired executive officers, we set the price of such awards at the closing market price of our common stock as reported on the NASDAQ Global Select Market on the date such grant is approved by our Board of Directors, the Compensation Committee or their delegate. Generally, in the case of a DSU award granted to our existing executive officers, we provide for effective dates on the first business day after the applicable quarterly financial earnings release. In the case of a stock option granted to our existing executive officers, the price of such awards is equal to the fair market value of our common stock as reported on the NASDAQ Global Select Market on each grant date, which is generally the first business day after the applicable quarterly financial earnings release. In the case of MSU awards granted to our existing executive officers, we provide for an effective date at the October Compensation Committee meeting. For more information on our MSU awards, refer to the “Long-Term Incentive Compensation” section in this Compensation Discussion and Analysis.

Employment Arrangements

While we do not have employment agreements with any of our executive officers, the initial terms and conditions of employment for each of our Named Executive Officers have been set forth in a written employment offer letter. Each of these arrangements was approved on our behalf by the Compensation Committee or, in certain instances, by our Board of Directors.

In filling our executive positions, our Board of Directors or the Compensation Committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board of Directors and the Compensation Committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual performance-based cash bonus opportunity, and a stock-based compensation award in the form of an option to purchase shares of our common stock and DSU awards, that was submitted to our Compensation Committee for approval.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, we may provide perquisites or other personal benefits in limited circumstances, such as when we believe it is appropriate to assist an individual executive officer in the performance of the executive officer’s duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation for any of our employees.

Retirement and Other Benefits

We have established a Section 401(k) retirement savings plan for our executive officers, including our Named Executive Officers, on the same basis as for all of our other employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions of up to 30% of their current compensation, not to exceed the applicable statutory income tax limitation. Currently, we match 25% of the contributions made by participants in the plan, up to a maximum of $4,500 per participant on a calendar year basis. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that contributions by participants or by us to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our executive officers, including our Named Executive Officers, include medical, dental, vision, life, and disability insurance benefits and participation in our employee stock purchase plan. These benefits are provided to our executive officers on the same basis as to all of our regular full-time employees.

Severance Policy

In October 2011, our Board of Directors adopted the amended Severance Policy for Principal Executive Officers, or the Severance Policy, which applies to certain executive officers designated by our Board of Directors who have generally completed at least one full year of employment with our company. Messrs. Bergman and Ali are currently the only Named Executive Officers covered by the Severance Policy. Under the Severance Policy, we will pay 100% of base salary and target bonus in the case of our CEO and 50% of base salary and target bonus in the case of our other designated executive officers, and pay the COBRA premium for coverage under our medical plan for the designated executive officer and the executive officer’s dependents following a termination of employment by us without “good cause” or by the executive officer for “good reason,” each as defined in the Severance Policy, for one year in the case of our CEO and six months in the case of our other designated executive officers. All outstanding and unvested stock options and DSU awards held by our CEO or our other designated executive officers will cease to vest on such executive officer’s date of employment termination, and such executive officer’s outstanding and vested stock option awards will be exercisable for 90 days after such executive officer’s date of employment termination, but not beyond their original term. The Severance Policy will terminate upon a “change of control” of our company as defined in the Severance Policy.

Change of Control Severance Policy

In July 2014, we enacted a Change of Control Severance Policy for Principal Executive Officers, or the CoC Severance Policy, which applies to certain executive officers designated by our Board of Directors who have generally completed at least one full year of employment with our company. All of our Named Executive Officers are covered by the CoC Severance Policy. The CoC Severance Policy replaced individual Change of Control Severance Agreements entered into with our CEO and several of our executive officers. The CoC Severance Policy was designed by the Compensation Committee to meet current market expectations and was modeled after the practices of the companies in our compensation peer group. The CoC Severance Policy provides for specified payments and benefits only upon a qualifying termination of employment following a “change of control” of our company as defined in the policy (a “double trigger” arrangement), meaning that both a change of control of our company and a termination of employment must occur before the designated executive officer is eligible to receive any payments or benefits.

The CoC Severance Policy provides that, in the event of a termination of employment by our company without “good cause” or by the designated executive officer with “good reason,” each as defined in the policy, within 18 months following a change of control of our company, such designated executive officer will be eligible to receive the following:

•	An amount equal to 150% of base salary and target bonus in the case of our CEO, and 100% of base salary and target bonus for the other designated executive officers, in each case for the fiscal year in which such termination of employment occurs;

•	Continuation of health insurance coverage for the designated executive officer and the executive officer’s dependents for a period of 18 months; and

•	Continuation of life insurance coverage for the designated executive officer for a period of 18 months.

The foregoing payments and benefits are contingent upon the designated executive officer executing and not revoking a release of all claims that he or she may have against us.

The CoC Severance Policy also provides that, in the event of a change of control of our company, all outstanding and unvested stock options and DSU awards (but not including any outstanding MSU awards) will immediately vest in full if the employment of the designated executive officer is terminated by our company without “good cause” or by the designated executive officer with “good reason.” Such stock options will be exercisable for 90 days after such executive officer’s date of employment termination, but not beyond their original term. All outstanding and unearned MSU awards will continue to be earned in accordance with the terms of the MSU grant agreement.

We implemented the CoC Severance Policy to mitigate a potential disincentive for these executive officers when they are evaluating a potential acquisition of our company, particularly when their services may not be required by the acquiring entity. The CoC Severance Policy has been drafted to provide each of our executive officers, including the Named Executive Officers, with consistent treatment and to avoid the inadvertent incurrence of an excise tax under Section 409A of the Code.

Except as described herein or under “Potential Payments Upon Termination or Change of Control” below, we do not offer our executive officers, including our Named Executive Officers, any other severance payments or benefits upon their termination of employment with our company, whether or not in connection with a change of control of our company.

Tax and Accounting Considerations

Deductibility of Executive Compensation

We take into account the tax effects of executive compensation on us and our executive officers. Currently, Section 162(m) of the Code (“Section 162(m)”) limits the deductibility, for federal income tax purposes, of remuneration in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and its three other most highly compensated executive officers (excluding the chief financial officer) in any taxable year. Thus, we may deduct certain types of remuneration paid to any of these individuals only to the extent that such remuneration during any taxable year does not exceed $1 million. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of Section 162(m) or satisfies the condition of another exemption from the deductibility limit. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible as long as the stock options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Compensation Committee may, but is not required to, structure our compensation programs to qualify as “performance-based compensation” within the meaning of Section 162(m). The Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent, and is in our best interests and the best interests of our stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors, who hold significant equity interests, and certain other service providers may be subject to significant additional taxes if they receive payments or benefits that exceed certain prescribed limits in connection with a change of control of a company, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G and 4999 of the Code during fiscal 2017, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for stock-based compensation arrangements in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation – Stock Compensation,” or ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options, DSU and MSU awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our Named Executive Officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an employee or director is required to render service in exchange for the stock option or other award. In determining stock-based compensation, the Compensation Committee considers the potential expense of these awards under ASC Topic 718 and other accounting implications such awards may have on us.

Compensation Recovery Policy

On October 12, 2016, our Board of Directors approved an amendment and restatement of the Company’s 2010 Incentive Compensation Plan, which now contains a clawback provision that applies to all awards held by the Company’s executive officers (as defined by the Securities Exchange Act of 1934). All awards (cash and equity) held by an executive officer will be subject to clawback, recoupment or forfeiture, (i) to the extent that such executive officer is determined to have engaged in fraud or intentional illegal conduct that caused the Company’s material non-compliance with any applicable financial reporting requirements and resulted in a financial restatement, the result of which is that the amount received from such award would have been lower had it been calculated on the basis of such restated results, or (ii) as required by applicable laws, rules, regulations or listing requirements. Such clawback, recoupment or forfeiture, in addition to any other remedies available under applicable law, will occur through the cancellation of the excess awards and the recoupment of any gains realized with respect to the excess awards. The executive officers may not claim the operation of the clawback as the basis for “good reason” to resign and receive severance benefits.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement and, based on such review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Respectfully submitted,

Nelson C. Chan, Chairman
Richard L. Sanquini
James L. Whims

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation for services in all capacities to us and our subsidiaries received by our Named Executive Officers for the fiscal years 2017, 2016, and 2015.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Comp		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)		($)
Rick Bergman	2017	$560,000	$3,422,280	$1,446,337	$439,698	$3,942		$5,872,257
Chief Executive Officer & President	2016	$700,000	$4,536,630	$1,746,138	$812,000	$4,500		$7,799,268
	2015	$700,000	$1,834,848	$2,233,911	$805,000	$4,500		$5,578,259
Wajid Ali	2017	$355,500	$1,308,872	$441,939	$213,893	$0		$2,320,204
Senior Vice President and Chief	2016	$395,000	$1,001,246	—	$267,217	$137,379	(6)	$1,800,842
Financial Officer	2015	$56,856	$1,329,900	$1,218,544	—	$350,000	(6)	$2,955,300
Kevin D. Barber	2017	$333,000	$984,656	$415,665	$220,390	$4,163		$1,957,874
Senior Vice President & General	2016	$368,333	$1,296,180	$479,225	$204,795	$4,069		$2,352,602
Manager, Mobile Division	2015	$360,000	$445,416	$572,096	$219,024	$3,600		$1,600,136
Huibert Verhoeven	2017	$306,000	$876,584	$365,805	$174,904	$5,745		$1,729,038
Senior Vice President & General	2016	$338,333	$1,101,753	$295,059	$198,645	$4,575		$1,938,365
Manager, Internet of Things Division	2015	$276,798	$592,047	$541,652	$170,519	$3,628		$1,584,644
Alex Wong	2017	$306,000	$984,656	$415,665	$165,699	$4,500		$1,876,520
Senior Vice President of Worldwide	2016	$338,333	$1,296,180	$443,156	$261,375	$4,500		$2,343,544
Operations	2015	$330,000	$325,752	$424,995	$245,388	$4,500		$1,330,635

(1)	The base salaries set forth in this column reflect salary increases or decreases, if applicable, for each of our Named Executive Officers effective as of the first day of September for our 2016 fiscal year, and effective as of the first day of our fiscal year for our 2017 and 2015 fiscal years. Due to standard payroll practices, all base salaries reported represent actual base salaries paid for the twelve month periods ended June 30, 2017, June 30, 2016, and June 30, 2015. In June 2016, our Named Executive Officers requested a voluntary and temporary base salary reduction for fiscal year 2017 of 20% for Mr. Bergman and 10% for our other Named Executive Officers. The salary reductions were reviewed and approved by the Compensation Committee.
(2)	The amounts set forth in this column represent the grant date fair value of MSU and DSU awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each DSU award using the closing price of our common stock on the date of grant. We determine the grant date fair value of each MSU award using the Monte Carlo simulation model. The assumptions used in determining the grant date fair value of MSU awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 24, 2017. If the MSU awards achieve the maximum payout level in the third performance period, then the value of the award, based on our fiscal 2017 ending stock price of $59.99, would be $3,419,430, $1,307,782, $983,836, $875,854, and $983,836 for Messrs. Bergman, Ali, Barber, Verhoeven, and Wong, respectively. Each Named Executive Officer forfeits the unvested portion, if any, of the executive officer’s MSU and DSU awards if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Incentive Compensation Plan. The vesting on any DSU awards will accelerate if the Named Executive Officer’s service to our company is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company. For further information on these awards, see the “Grants of Plan-Based Awards” table of this Proxy Statement.
(3)	The amounts set forth in this column reflect the grant date fair value of stock option awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of stock option awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 24, 2017. Each Named Executive Officer forfeits the unvested portion, if any, of the executive officer’s stock option awards if the officer’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our Amended and Restated 2010 Incentive Compensation Plan. The vesting on any stock options will accelerate if the Named Executive Officer’s service to our company is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company. For further information on these awards, see the “Grants of Plan-Based Awards” table of this Proxy Statement.

(4)	The amounts set forth in this column constitute amounts earned under our fiscal 2017, 2016, and 2015 annual performance-based cash bonus plan, which include amounts that were calculated, approved, and paid or will be paid, in fiscal 2018, 2017, and 2016, respectively. See “Compensation Discussion and Analysis – Fiscal 2017 Bonus Decisions — Performance-Based Bonuses” for more information.
(5)	Except as otherwise indicated, the amounts set forth in this column consist of matching contributions to our company’s 401(k) plan or the employee’s health savings account.
(6)	In connection with his acceptance of our employment offer, we provided Mr. Ali with relocation benefits. The total relocation benefit to Mr. Ali was $487,379, which includes a tax “gross-up.” Of the total relocation benefits, $137,379 and $350,000 are included in the table as accrued in fiscal 2016 and 2015, respectively.

Fiscal 2017 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards to our Named Executive Officers for the fiscal year ended June 24, 2017.

									All Other	All Other
									Stock	Option
			Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise	Grant Date
			Under Non-Equity			Under Equity			Number of	Number of	or Base	Fair Value
			Incentive Plan Awards(2)			Incentive Plan Awards(3)			Shares of	Securities	Price of	of Stock
		Committee							Stock or	Underlying	Option	and Option
		Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	Date(1)	($)	($)	($)	($)	($)	($)	(#)(4)	(#)(5)	($/Sh)	($)(6)
Richard A. Bergman			—	$1,015,000	—	—	—	—	—	—	—	—
	7/29/2016	10/19/2015	—	—	—	—	—	—	—	14,250	$51.95	$294,080
	10/28/2016	10/25/2016	—	—	—	—	—	—	—	17,925	$52.57	$370,660
	10/28/2016	10/25/2016	—	—	—	—	28,500	57,000	—	—	—	$1,924,035
	10/28/2016	10/25/2016	—	—	—	—			28,500	—	—	$1,498,245
	1/27/2017	10/25/2016	—	—	—	—	—	—	—	17,925	$54.36	$397,241
	4/28/2017	10/25/2016	—	—	—	—	—	—	—	17,925	$54.77	$384,356
Wajid Ali			—	$296,250	—	—	—	—	—	—	—	—
	10/28/2016	10/25/2016	—	—	—	—	—	—	—	6,875	$52.57	$142,164
	10/28/2016	10/25/2016	—	—	—	—	10,900	21,800	—	—	—	$735,859
	10/28/2016	10/25/2016	—	—	—	—			10,900	—	—	$573,013
	1/27/2017	10/25/2016	—	—	—	—	—	—	—	6,875	$54.36	$152,359
	4/28/2017	10/25/2016	—	—	—	—	—	—	—	6,875	$54.77	$147,416
Kevin D. Barber			—	$277,500	—	—	—	—	—	—	—	—
	7/29/2016	10/19/2015	—	—	—	—	—	—	—	4,100	$51.95	$84,612
	10/28/2016	10/25/2016	—	—	—	—	—	—	—	5,150	$52.57	$106,494
	10/28/2016	10/25/2016	—	—	—	—	—	—	8,200	—	—	$431,074
	10/28/2016	10/25/2016	—	—	—	—	8,200	16,400	—	—	—	$553,582
	1/27/2017	10/25/2016	—	—	—	—	—	—	—	5,150	$54.36	$114,131
	4/28/2017	10/25/2016	—	—	—	—	—	—	—	5,150	$54.77	$110,428
Huibert Verhoeven			—	$255,000	—	—	—	—	—	—	—	—
	7/29/2016	10/19/2015	—	—	—	—	—	—	—	3,475	$51.95	$71,714
	10/28/2016	10/25/2016	—	—	—	—	—	—	—	4,575	$52.57	$94,604
	10/28/2016	10/25/2016	—	—	—	—	—	—	7,300	—	—	$383,761
	10/28/2016	10/25/2016	—	—	—	—	7,300	14,600	—	—	—	$492,823
	1/27/2017	10/25/2016	—	—	—	—	—	—	—	4,575	$54.36	$101,388
	4/28/2017	10/25/2016	—	—	—	—	—	—	—	4,575	$54.77	$98,099
Alex Wong			—	$255,000	—	—	—	—	—	—	—	—
	7/29/2016	10/19/2015	—	—	—	—	—	—	—	4,100	$51.95	$84,612
	10/28/2016	10/25/2016	—	—	—	—	—	—	—	5,150	$52.57	$106,494
	10/28/2016	10/25/2016	—	—	—	—	—	—	8,200	—	—	$431,074
	10/28/2016	10/25/2016	—	—	—	—	8,200	16,400	—	—	—	$553,582
	1/27/2017	10/25/2016	—	—	—	—	—	—	—	5,150	$54.36	$114,131
	4/28/2017	10/25/2016	—	—	—	—	—	—	—	5,150	$54.77	$110,428

(1)	The “Committee Approval Date” refers to the date on which the Compensation Committee approved the award. See “Compensation Discussion and Analysis – Equity Award Grant Policy.”
(2)	Our fiscal 2017 annual performance-based cash bonus plan had no threshold or maximums. The reported amounts reflect the applicable target annual cash bonus award opportunity for our Named Executive Officers under our fiscal 2017 annual performance-based cash bonus plan. All such awards have been paid, and the actual amounts paid are set forth under “Non-Equity Incentive Plan Compensation” in the Fiscal 2017 Summary Compensation Table. Our fiscal 2017 annual performance-based cash bonus plan is discussed under “Compensation Discussion and Analysis — Fiscal 2017 Bonus Decisions.”

(3)	These MSU awards were granted under our Amended and Restated 2010 Incentive Compensation Plan. Each MSU award consists of the right to receive a specified number of shares of our common stock if the award’s performance conditions are satisfied. The shares of our common stock subject to such MSU awards will be earned, if at all, based on our TSR compared to that of the SOX Index TSR over a one-year, a two-year, and a three-year performance period. In other words, the actual number of shares of our common stock that may be earned under the MSU awards will vary based on over- or under-performance of our TSR compared to that of the SOX Index TSR over the specified performance periods. The target number of shares of our common stock subject to each MSU award will be earned if our TSR equals that of the SOX Index TSR as measured over the one-year, the two-year, and the three-year performance periods (as determined on September 30, 2017, September 30, 2018, and September 30, 2019). Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio, while above-target performance will result in a payout of 100% of the target number of shares of our common stock for the one-year and two-year performance periods and an increase in the number of shares of our common stock earned using a two-to-one ratio for the three-year performance period less any shares that were delivered for the one-year and two-year performance periods (subject to a cap of 200% of the target number of shares subject to the MSU awards if our TSR is 50 percentage points or more above the SOX Index TSR).
(4)	These DSU awards were granted under our Amended and Restated 2010 Incentive Compensation Plan and will vest as follows: 1/3rd of the total number of shares of common stock subject to the award vest in the calendar quarter one year from the vesting start date and each year thereafter until the award is fully vested. Each Named Executive Officer forfeits the unvested portion, if any, of the executive officer’s DSU award if the executive officer’s service to our company is terminated for any reason except as may otherwise be determined by the plan committee approved by our Board of Directors, as the administrator of our Amended and Restated 2010 Incentive Compensation Plan. Notwithstanding the foregoing, the vesting of any DSU award will accelerate if the executive officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company.
(5)	These stock option awards were granted under our Amended and Restated 2010 Incentive Compensation Plan and will vest as follows: 1/3rd of the total number of shares of our common stock subject to the stock option vest one year from the vesting start date, with the remaining 1/12th of the shares vesting each quarter until the stock option is fully vested. Each Named Executive Officer forfeits the unvested portion, if any, of the executive officer’s stock options if the executive officer’s service to our company is terminated for any reason except as may otherwise be determined by the plan committee approved by our Board of Directors, as the administrator of our Amended and Restated 2010 Incentive Compensation Plan. Notwithstanding the foregoing, the vesting on any stock option will accelerate if the executive officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company.
(6)	The amounts set forth in this column represent the grant date fair value for stock options, DSU awards, and MSU awards granted to our Named Executive Officers calculated in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each DSU award using the closing price of our common stock on the date of grant. We determine the grant date fair value of each MSU award using the Monte Carlo simulation model. The assumptions used in determining the grant date fair value of stock option awards and MSU awards are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 24, 2017.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information with respect to outstanding equity-based awards held by our Named Executive Officers as of June 24, 2017.

			Option Awards(1)					Stock Awards(2)
					Equity						Equity Incentive
					Incentive					Equity Incentive	Plan Awards:
					Plan Awards:				Market	Plan Awards:	Market or
			Number of	Number of	Number of			Number of	Value of	Number of	Payout Value of
			Securities	Securities	Securities			Shares or	Shares or	Undearned	Undearned
			Underlying	Underlying	Underlying			Units of	Units of	Shares, Units or	Shares, Units or
			Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Other Rights	Other Rights
			Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have Not	That Have Not
	Grant		(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Date		Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)			(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard A. Bergman	09/28/11	(3)	57,500	—	—	$23.25	09/28/18	—	—	—	—
	10/31/12	(4)	18,750	—	—	$23.16	10/31/19	—	—	—	—
	01/28/13	(4)	18,750	—	—	$35.76	01/28/20	—	—	—	—
	04/29/13	(4)	18,750	—	—	$42.57	04/29/20	—	—	—	—
	08/05/13	(4)	18,750	—	—	$39.80	08/05/20	—	—	—	—
	10/28/13		23,750	—	—	$46.50	10/28/20	—	—	—	—
	01/27/14		23,750	—	—	$60.22	01/27/21	—	—	—	—
	04/28/14		23,750	—	—	$61.40	04/28/21	—	—	—	—
	08/01/14		21,770	1,980	—	$78.11	08/01/21	—	—	—	—
	10/24/14		16,104	3,221	—	$62.10	10/24/21	—	—	—	—
	01/30/15		14,493	4,832	—	$76.81	01/30/22	—	—	—	—
	04/24/15		12,883	6,442	—	$85.69	04/24/22	—	—	—	—
	07/31/15		11,272	8,053	—	$79.38	07/31/22	—	—	—	—
	10/23/15		7,125	7,125	—	$89.29	10/23/22	—	—	—	—
	01/29/16		5,937	8,313	—	$73.31	01/29/23	—	—	—	—
	04/29/16		4,750	9,500	—	$71.55	04/29/23	—	—	—	—
	07/29/16		3,562	10,688	—	$51.95	07/29/23
	10/28/16	(5)	—	17,925	—	$52.57	10/28/23	—	—	—	—
	01/27/17	(5)	—	17,925	—	$54.36	01/27/24	—	—	—	—
	04/28/17	(5)	—	17,925	—	$54.77	04/28/24	—	—	—	—
	10/23/15	(6)	—	—	—	—	—	13,998	$839,740	—	—
	10/28/16	(6)	—	—	—	—	—	28,500	$1,709,715	—	—
	10/24/14	(7)	—	—	—	—	—	—	—	9,200	$551,908
	10/23/15	(7)	—	—	—	—	—	—	—	14,000	$839,860
	10/28/16	(7)	—	—	—	—	—	—	—	28,500	$1,709,715
Wajid Ali
	05/11/15	(5)	26,666	13,334	—	$88.66	05/11/22	—	—	—	—
	10/28/16	(5)	—	6,875	—	$52.57	10/28/23	—	—	—	—
	01/27/17	(5)	—	6,875	—	$54.36	01/27/24	—	—	—	—
	04/28/17	(5)	—	6,875	—	$54.77	04/28/24	—	—	—	—
	05/11/15	(8)	—	—	—	—	—	5,000	$299,950	—	—
	10/28/16	(6)	—	—	—	—	—	10,900	$653,891	—	—
	10/23/15	(7)	—	—	—	—	—	—	—	5,266	$315,907
	10/28/16	(7)	—	—	—	—	—	—	—	10,900	$653,891
Kevin D. Barber	01/27/14		3,363	—	—	$60.22	01/27/21	—	—	—	—
	04/28/14		3,923	—	—	$61.40	04/28/21	—	—	—	—
	08/01/14		6,165	561	—	$78.11	08/01/21	—	—	—	—
	10/24/14		2,756	788	—	$62.10	10/24/21	—	—	—	—
	01/30/15		3,543	1,182	—	$76.81	01/30/22	—	—	—	—
	04/24/15		3,150	1,575	—	$85.69	04/24/22	—	—	—	—
	07/31/15		2,756	1,969	—	$79.38	07/31/22	—	—	—	—
	10/23/15		2,050	2,050	—	$89.29	10/23/22	—	—	—	—
	01/29/16		1,708	2,392	—	$73.31	01/29/23	—	—	—	—
	04/29/16		1,366	2,734	—	$71.55	04/29/23	—	—	—	—
	07/29/16		1,025	3,075	—	$51.95	07/29/23
	10/28/16	(5)	—	5,150	—	$52.57	10/28/23	—	—	—	—
	01/27/17	(5)	—	5,150	—	$54.36	01/27/24	—	—	—	—
	04/28/17	(5)	—	5,150	—	$54.77	04/28/24	—	—	—	—
	10/23/15	(6)	—	—	—	—	—	3,999	$239,900	—	—
	10/28/16	(6)	—	—	—	—	—	8,200	$491,918	—	—
	10/24/14	(7)	—	—	—	—	—	—	—	2,233	$133,958
	10/23/15	(7)	—	—	—	—	—	—	—	4,000	$239,960
	10/28/16	(7)	—	—	—	—	—	—	—	8,200	$491,918

Huibert Verhoeven	10/24/14	(5)	21,763	1,979	—	$62.10	10/24/21	—	—	—	—
	10/23/15		1,737	1,738	—	$89.29	10/23/22	—	—	—	—
	01/29/16		1,447	2,028	—	$73.31	01/29/23	—	—	—	—
	04/29/16		1,158	2,317	—	$71.55	04/29/23	—	—	—	—
	07/29/16		868	2,607	—	$51.95	07/29/23	—	—	—	—
	10/28/16	(5)	—	4,575	—	$52.57	10/28/23	—	—	—	—
	01/27/17	(5)	—	4,575	—	$54.36	01/27/24	—	—	—	—
	04/28/17	(5)	—	4,575	—	$54.77	04/28/24	—	—	—	—
	10/24/14	(8)	—	—	—	—	—	1,589	$95,324	—	—
	10/23/15	(6)	—	—	—	—	—	3,399	$203,906	—	—
	10/28/16	(6)	—	—	—	—	—	7,300	$437,927	—	—
	10/23/15	(7)	—	—	—	—	—	—	—	3,400	$203,966
	10/28/16	(7)	—	—	—	—	—	—	—	7,300	$437,927
Alex Wong	08/01/11	(9)	2,300	—	—	$25.03	08/01/18	—	—	—	—
	10/31/12	(4)	1,300	—	—	$23.16	10/31/19	—	—	—	—
	01/28/13	(4)	1,700	—	—	$35.76	01/28/20	—	—	—	—
	04/29/13	(4)	5,000	—	—	$42.57	04/29/20	—	—	—	—
	08/05/13	(4)	5,000	—	—	$39.80	08/05/20	—	—	—	—
	10/28/13		5,240	—	—	$46.50	10/28/20	—	—	—	—
	01/27/14		5,241	—	—	$60.22	01/27/21	—	—	—	—
	04/28/14		5,240	—	—	$61.40	04/28/21	—	—	—	—
	08/01/14		4,804	437	—	$78.11	08/01/21	—	—	—	—
	10/24/14		2,854	571	—	$62.10	10/24/21	—	—	—	—
	01/30/15		2,568	857	—	$76.81	01/30/22	—	—	—	—
	04/24/15		2,283	1,142	—	$85.69	04/24/22	—	—	—	—
	07/31/15		1,997	1,428	—	$79.38	07/31/22	—	—	—	—
	10/23/15		2,050	2,050	—	$89.29	10/23/22	—	—	—	—
	01/29/16		1,708	2,392	—	$73.31	01/29/23	—	—	—	—
	04/29/16		1,366	2,734	—	$71.55	04/29/23	—	—	—	—
	07/29/16		1,025	3,075	—	$51.95	07/29/23
	10/28/16	(5)	—	5,150	—	$52.57	10/28/23	—	—	—	—
	01/27/17	(5)	—	5,150	—	$54.36	01/27/24	—	—	—	—
	04/28/17	(5)	—	5,150	—	$54.77	04/28/24	—	—	—	—
	10/23/15	(6)	—	—	—	—	—	3,999	$239,900	—	—
	10/28/16	(6)	—	—	—	—	—	8,200	$491,918	—	—
	10/24/14	(7)	—	—	—	—	—	—	—	1,633	$97,964
	10/23/15	(7)	—	—	—	—	—	—	—	4,000	$239,960
	10/28/16	(7)	—	—	—	—	—	—	—	8,200	$491,918

(1)	Unless otherwise noted, 1/12th of the total shares underlying each stock option award will vest each quarter following the vesting start date until fully vested. The vesting of any stock option award will accelerate if the Named Executive Officer is terminated by us without good cause or by the executive officer with good reason during the 18-month period following a change of control of our company.
(2)	Stock awards were valued using the closing price of our common stock as of June 23, 2017 (the last trading day of our fiscal 2017), which was $59.99.
(3)	1/4th of the total shares underlying this stock option award will vest one year from the vesting start date and 1/48th of the total shares underlying this stock option award will vest each month thereafter until fully vested.
(4)	1/36th of the total shares underlying this stock option award will vest each month following the vesting start date until fully vested.
(5)	1/3rd of the total shares underlying this stock option award will vest one year from the vesting start date and 1/12th of the total shares underlying this stock option award will vest each quarter thereafter until fully vested.
(6)	1/3rd of the total shares underlying this DSU award will vest in the calendar quarter one year from the vesting start date and each year thereafter until fully vested. The vesting of this DSU award will accelerate if the Named Executive Officer is terminated by us without good cause or by him or her with good reason during the 18-month period following a change of control of our company.
(7)

These MSU awards, which are reported at their target levels as of the end of fiscal 2017, consist of the right to receive a specified number of shares of our common stock if the award’s performance conditions are satisfied. The shares of our common stock subject to such MSU awards will be earned, if at all, based on our TSR compared to that of the SOX Index TSR over a one-year, a two-year, and a three-year performance period. In other words, the actual number of shares of our common stock that may be earned under the MSU awards will vary based on over- or under-performance of our TSR compared to that of the SOX Index TSR over the specified performance periods. The target number of shares of our common stock subject to each MSU award will be earned if our TSR equals that of the SOX Index TSR as measured over a one-year, a two-year, and a three-year performance period (as determined on September 30, 2015, September 30, 2016, and September 30, 2017 for grants made in fiscal year 2015, as determined on September 30, 2016, September 30, 2017, and September 30, 2018 for grants made in fiscal year 2016, and as determined on September 30, 2017, September 30, 2018, and September 30, 2019 for grants made in fiscal year 2017). Payouts are scaled such that below-target performance will result in a reduction in the number of shares of our common stock earned using a two-to-one ratio. Above-target performance will result in a payout of 100% of the target number of shares of our common stock for the one-year and two-year performance periods and an increase in the number of shares of our common stock earned using a two-to-one ratio for the three-year performance period less any shares that were delivered for the one-year and two-year performance periods (subject to a cap of 200% of the target number of shares subject to the MSU awards if our TSR is 50 percentage points or more above the SOX Index TSR).
(8)	1/3rd of the total shares underlying this DSU award will vest in the calendar quarter one year from the vesting start date and 1/12th of the total shares will vest each quarter thereafter until fully vested. The vesting of this DSU award will accelerate if the Named Executive Officer is terminated by us without good cause or by him with good reason during the 18-month period following a change of control of our company.
(9)	1/48th of the total shares underlying this stock option award will vest each month from the vesting start date until fully vested.

Option Exercises and Vested Stock Table

The following table sets forth the number of shares of our common stock acquired by our Named Executive Officers upon the exercise of stock options and vesting of stock awards and the value realized thereby, during the fiscal year ended June 24, 2017.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard A. Bergman	80,000	$2,603,754	11,996	$625,231
Wajid Ali	—	—	5,000	$274,187
Kevin Barber	10,140	$149,765	3,430	$178,771
Huibert Verhoeven	—	—	4,879	$262,930
Alex Wong	—	—	3,115	$162,353

For stock options, the value realized is computed as the difference between the closing market price of our common stock on the date of exercise and the exercise price, multiplied by the number of shares of our common stock acquired upon exercise. For stock awards, the value realized is computed as the closing market price of our common stock on the later of the date the restrictions lapse or the delivery date, multiplied by the number of vested shares.

Potential Payments Upon Termination or Change of Control

The following table sets forth certain information regarding potential payments and other benefits that would be payable to the Named Executive Officers upon termination of employment or a change of control of our company, assuming the termination or change of control event took place on June 24, 2017.

	Change in Control (Not in Connection with a Qualifying Termination)	Termination Without Good Cause or with Good Reason (Not in Connection with a Qualifying Change in Control)			Termination Without Good Cause or with Good Reason Following a Qualifying Change in Control
Name	Equity Treatment(1)	Cash-Based Severance	Care and Welfare Benefits	Equity Treatment	Cash-Based Severance	Care and Welfare Benefits	Equity Treatment(2)
Richard A. Bergman	$214,985	$1,715,000	$13,833	—	$2,572,500	$26,952	$3,177,861
Wajid Ali	$82,222	$345,625	$22,809	—	$691,250	$37,706	$1,161,670
Kevin D. Barber	$61,855	—	—	—	$647,500	$33,406	$912,487
Huibert Verhoeven	$55,066	—	—	—	$595,000	$34,677	$896,769
Alex Wong	$61,855	—	—	—	$595,000	$50,408	$912,487

(1)	The amounts set forth herein represent the prorated value of the MSUs which would have become automatically vested upon a change in control, calculated using the closing market price of our common stock as of June 23, 2017 (the last trading day of fiscal 2017), which was $59.99.
(2)	The amounts set forth herein represent the market value, as calculated using the closing market price of our common stock as of June 23, 2017 (the last trading day of fiscal 2017), of unvested stock options, DSUs and MSUs that would become fully vested upon termination of employment without good cause or with good reason following a qualifying change in control.

Severance Policies

Each of our Named Executive Officers participates in our CoC Severance Policy. Messrs. Bergman and Ali are currently the only Named Executive Officers covered by the Severance Policy. Please see “Compensation Discussion and Analysis — Severance Policy” and “Compensation Discussion and Analysis — CoC Severance Policy” for further information about the benefits under these policies.

Treatment of MSUs upon a Change in Control

Upon a change in control of the Company (as defined in the Amended and Restated 2010 Incentive Compensation Plan), the number of MSUs for any performance tranches that are ongoing as of a change in control (the “CIC MSUs”) will be determined based on actual achievement of the applicable performance criteria as of the day immediately prior to such change in control. A prorated portion of such CIC MSUs (based on the amount of time elapsed in the applicable performance tranche through the change in control) will become vested as of the change in control. The remaining portion of such CIC MSUs (the “Non-Vested CIC MSUs”) will remain outstanding after the change in control and will vest on the applicable vesting dates for such performance tranches, subject to the awardholder’s continued service. However, any Non-Vested CIC MSU that is not assumed or substituted by a successor or acquiring entity will become fully vested, effective as of, and contingent upon, a change in control.

Indemnification Under Our Certificate of Incorporation, Bylaws and Indemnification Agreements

Our Certificate of Incorporation provides that no director will be personally liable to our company or our stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law, or the DGCL. The effect of this provision in our Certificate of Incorporation is to eliminate the rights of our company and our stockholders, either directly or through stockholders’ derivative suits brought on behalf of our company, to recover monetary damages from a director for breach of the fiduciary duty of care as a director, except in those instances described under the DGCL. In addition, we have adopted provisions in our bylaws and entered into indemnification agreements that require us to indemnify our directors, officers, and certain other representatives of our company against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law. Indemnification may not apply in certain circumstances related to actions arising under the federal securities laws.

Stock-Based Compensation Plan Information

The following table sets forth information, as of June 24, 2017, with respect to shares of our common stock that may be issued under both stockholder approved and unapproved stock-based compensation plans upon delivery of shares for MSU awards and DSU awards, exercise of outstanding stock options, the weighted average exercise price of outstanding stock options, and the number of securities available for future issuance under our various stock-based compensation plans.

Plan Category	Number of Securities to Be Issued Upon Delivery of Shares for DSU and MSU awards (a)	Number of Securities to Be Issued Upon Exercise of Outstanding Options (b)	Weighted- Average Exercise Price of Outstanding Options (c)	Number of Securities Remaining Available for Future Issuance Under Stock-Based Compensation Plans (Excluding Securities Reflected in Columns (a) and (b)) (d)
Stock-Based Compensation Plans Approved by Stockholders	1,479,394	2,490,168	$49.20	2,947,069
Stock-Based Compensation Plans Not Approved by Stockholders	—	—	—	—

Total	1,479,394	2,490,168	$49.20	2,947,069

2001 Incentive Compensation Plan

Our 2001 Incentive Compensation Plan, as amended, or the 2001 Plan, was designed to attract, motivate, retain, and reward our executive officers, employees, directors, and independent contractors, by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2001 Plan was adopted by our Board of Directors in March 2001 and approved by our stockholders in November 2001. Our 2010 Incentive Compensation Plan, upon approval by our stockholders in October 2010, replaced our 2001 Plan. As of June 24, 2017, stock options to purchase 686,679 shares of our common stock and zero DSUs were outstanding under the 2001 Plan. During fiscal year 2017, 203,300 shares of our common stock were issued upon exercise of outstanding options, and zero net shares of our common stock were delivered upon vesting of DSUs.

Amended and Restated 2010 Incentive Compensation Plan

Our Amended and Restated 2010 Incentive Compensation Plan, or the 2010 Plan, is designed to attract, motivate, retain, and reward our executive officers, employees, directors, and consultants by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. The 2010 Plan was originally adopted by our Board of Directors in August 2010 and approved by our stockholders in October 2010. At our 2016 Annual Stockholders Meeting, our stockholders approved an amendment and restatement of the 2010 Plan to, among other changes, increase the number of shares of common stock available for future awards by 2,300,000 shares. In July 2017, the Compensation Committee approved an amendment to the 2010 Plan to increase the number of shares of common stock available for future awards by 2,000,000 shares, subject to stockholder approval at the upcoming Annual Meeting of Stockholders. Please see “Proposal Five: Approval of an Amendment to the Amended and Restated 2010 Incentive Compensation Plan” for further information.

Under the 2010 Plan and as of the end of fiscal 2017, an aggregate of 2,566,899 shares of our common stock may be issued pursuant to the granting of stock options to acquire common stock, the direct granting of restricted common stock, DSUs, and MSUs, the granting of stock appreciation rights, or the granting of dividend equivalents. As of June 24, 2017, stock options to purchase 1,803,489 shares of our common stock and 1,479,394 DSUs and MSUs were outstanding under the 2010 Plan. During fiscal year 2017, 201,438 shares of our common stock were issued upon exercise of outstanding stock options, and 462,470 net shares of our common stock were delivered upon vesting of DSUs and MSUs.

2010 Employee Stock Purchase Plan

Our 2010 Employee Stock Purchase Plan, or the 2010 ESPP, is designed to provide our employees with an opportunity to acquire a proprietary interest in our company and thereby, align their interests with the interests of our stockholders and give them an additional incentive to use their best efforts to strive for the long-term success of our company. The 2010 ESPP was adopted by our Board of Directors in August 2010 and approved by our stockholders in October 2010. We initially reserved for issuance 650,000 shares of our common stock under the 2010 ESPP. Beginning in fiscal 2012 and ending in fiscal 2019, an annual increase will be made equal to the lesser of 500,000 shares, 1% of all shares of our common stock outstanding, or a lesser amount as determined by our Board of Directors. The cumulative shares authorized under the 2010 ESPP will be less than 10% of our shares outstanding from time to time, unless a greater number of shares of our common stock are authorized by our stockholders. As of the end of fiscal 2017, there were 380,170 shares of our common stock reserved for issuance under the 2010 ESPP. During fiscal 2017, 302,085 shares of our common stock were issued under the 2010 ESPP.

DIRECTOR COMPENSATION

We pay each non-employee director an annual retainer of $60,000 in cash or shares of our common stock at the director’s election, and we pay the Chairman of our Board of Directors an additional annual retainer of $50,000 in cash. We also pay our non-employee directors an annual retainer for committee service in cash or shares of our common stock at the director’s election as follows:

	Committee Chairman	Committee Member
Audit Committee	$25,000	$10,000
Compensation Committee	$15,000	$7,500
Nominations and Corporate Governance Committee	$10,000	$5,000

Annual retainers for service on our Board of Directors and committees are paid in quarterly installments.

In addition, our non-employee directors are eligible to receive annual grants of stock options and DSUs under our 2010 Plan, with each non-employee director eligible to receive one-third of the total value of their equity compensation in the form of stock options, and two-thirds of the total value of their equity compensation in the form of DSUs, for a total estimated value of approximately $190,000. Per the terms of our Amended and Restated 2010 Incentive Compensation Plan, our non-employee directors are not eligible to receive compensatory equity awards exceeding an aggregate grant date fair value of $750,000 in any fiscal year. The total equity value was calculated using the average closing price of our common stock for the three months ended September 30, 2016, and differs from the accounting value which is based on grant date fair value determined in accordance with ASC Topic 718. We also reimburse non-employee directors for expenses incurred to attend Board of Directors and committee meetings.

DIRECTOR COMPENSATION TABLE

Stock option awards to continuing non-employee directors generally vest monthly over the period from the grant date through the subsequent Annual Meeting of Stockholders. DSU awards to continuing non-employee directors generally vest quarterly over the period from the vesting start date through the subsequent Annual Meeting of Stockholders. The following table sets forth the compensation for our non-employee directors for the fiscal year ended June 24, 2017. Employee directors do not receive any additional compensation for service on our Board of Directors.

Director Name	Fees Earned or Paid in Cash(1) ($)		Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
Francis F. Lee	$110,000		$121,121	$56,286	$287,407
Jeffrey D. Buchanan	$80,000		$121,121	$56,286	$257,407
Nelson C. Chan	$82,500		$121,121	$56,286	$259,907
Keith B. Geeslin	$78,750		$121,121	$56,286	$256,157
Russell J. Knittel	$65,000		$121,121	$56,286	$242,407
Richard L. Sanquini	$76,101	(4)	$121,121	$56,286	$253,508
James L. Whims	$77,500		$121,121	$56,286	$254,907

(1)	The Board of Directors appointed members to each of our Board committees in October 2016, resulting in prorata payments to certain directors, based on the number of quarters such director served on the committee to which they were appointed.
(2)	The amounts shown in this column reflect the grant date fair value of DSU awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. We determine the grant date fair value of each DSU award using the closing price of our common stock on the date of grant. Each director forfeits the unvested portion, if any, of the director’s DSU award if the director’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors as the administrator of our 2010 Plan. There were no forfeitures of DSUs by our directors in fiscal 2017. As of June 24, 2017, each of the non-employee directors had 1,152 shares underlying DSU awards outstanding.
(3)	The amounts shown in this column reflect the grant date fair value of stock option awards determined in accordance with ASC Topic 718, excluding the effects of forfeitures. The assumptions used in determining grant date fair value of our awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 24, 2017. Each director forfeits the unvested portion, if any, of the director’s stock options if the director’s service to our company is terminated for any reason, except as may otherwise be determined by the plan committee appointed by our Board of Directors, as the administrator of our 2010 Plan. There were no forfeitures of stock options by our directors in fiscal 2017. As of June 24, 2017, each of our non-employee directors had the following number of stock option awards outstanding: Mr. Lee (392,227); Mr. Buchanan (10,215); Mr. Chan (45,852); Mr. Geeslin (18,102); Mr. Knittel (22,002); Mr. Sanquini (8,727); and Mr. Whims (24,102).
(4)	Represents the value of our common stock paid to Mr. Sanquini as his annual retainer for Board and committee services as Mr. Sanquini elected to receive his annual retainer in shares of our common stock.

REPORT OF THE AUDIT COMMITTEE

Our Board of Directors has appointed an Audit Committee consisting of four directors. The current members of the Audit Committee are Jeffrey D. Buchanan, Nelson C. Chan, Keith B. Geeslin and Russell J. Knittel. Each of the Audit Committee members is “independent” of our company and management, as that term is defined under applicable NASDAQ listing standards and SEC rules.

The primary responsibility of the committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our company’s financial reporting process, including overseeing the financial reports and other financial information provided by our company to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our company’s systems of internal accounting and financial controls; and the annual independent audit of our company’s financial statements.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with GAAP.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements with management and the independent auditor. The committee discussed with the independent auditor the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees.” This included a discussion of the auditor’s judgments as to the quality – not just the acceptability – of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent auditor written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence. The committee also discussed with the independent auditor the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent auditor, and considered the compatibility of non-audit services with auditor independence.

The committee discussed with the independent auditor the overall scope and plans for its audits. The committee met with the independent auditor, with and without management present, to discuss the results of its audit, its consideration of our company’s internal controls, and the overall quality of the financial reporting. The committee held six meetings with management of our company, all of which were attended by our independent auditor, with respect to our company’s financial statements and audit or quarterly review procedures.

Based on the reviews and discussions referred to above, the committee recommended to our Board of Directors, and our Board of Directors approved that the audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended June 24, 2017 for filing with the SEC. The committee also has appointed our company’s independent auditor.

This report has been furnished by the Audit Committee of the Board of Directors.

Respectfully submitted,

Keith B. Geeslin, Chairman Jeffrey D. Buchanan Nelson C. Chan Russell J. Knittel

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons that own more than 10% of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file. Our administrative staff typically assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically causes those reports to be filed on their behalf.

Based solely upon our review of the copies of such forms received by us during the fiscal year ended June 24, 2017, and written representations from our directors and executive officers that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 18, 2017 by (1) each director; (2) the Named Executive Officers listed in the Fiscal 2017 Summary Compensation Table; (3) all directors and current executive officers as a group; and (4) each person or entity known by us to beneficially own or to exercise voting or dispositive control over more than 5% of our common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number(1)	Percent(2)
Directors and Named Executive Officers:
Richard A. Bergman(3)	368,048	1.1%
Wajid Ali(4)	30,592	*
Kevin D. Barber(5)	35,743	*
Jeffrey D. Buchanan(6)	14,688	*
Nelson C. Chan(7)	61,887	*
Keith B. Geeslin(8)	29,637	*
Russell J. Knittel(9)	38,071	*
Francis F. Lee(10)	472,855	1.4%
Richard L. Sanquini(11)	18,839	*
Huibert Verhoeven(12)	37,645	*
James L. Whims(13)	45,325	*
Alex Wong(14)	77,262	*
All directors and current executive officers as a group (15 persons)(15)	1,268,569	3.7%

5% Stockholders
The Vanguard Group(16)	3,771,139	11.2%
Ameriprise Financial, Inc.(17)	3,679,729	10.9%
Blackrock, Inc.(18)	3,650,195	10.8%

*	Less than 1%
(1)	Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property laws. Except as otherwise indicated, each person may be reached at 1251 McKay Drive, San Jose, California 95131-1709. The numbers and percentages shown include the shares of common stock actually owned as of August 18, 2017, and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date to the extent known by us.
(2)	The percentages shown are calculated based on 33,732,827 shares of common stock outstanding on August 18, 2017. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of August 18, 2017, upon the exercise of stock options or the vesting of DSU awards, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3)	Includes 314,818 shares issuable upon exercise of vested stock options. Mr. Bergman has shared voting power and no investment power with respect to a portion of the shares.
(4)	Includes 29,999 shares issuable upon exercise of vested stock options.

(5)	Includes 35,307 shares issuable upon exercise of vested stock options.
(6)	Includes 9,973 shares issuable upon exercise of vested stock options.
(7)	Includes 45,610 shares issuable upon exercise of vested stock options.
(8)	Includes 17,860 shares issuable upon exercise of vested stock options.
(9)	Includes 16,311 shares held by Russell J. Knittel and Veronica Knittel as Co-Trustees of The Knittel Revocable Living Trust and 21,760 shares issuable upon exercise of vested stock options.
(10)	Includes 36,489 shares held by the EF Lee Family 2012 Irrevocable Trust and 391,985 shares issuable upon exercise of vested stock options.
(11)	Includes 10,346 shares held by Richard L. Sanquini as trustee of the Sanquini 2002 Living Trust dated January 22, 2002 and 8,485 shares issuable upon exercise of vested stock options.
(12)	Includes 30,111 shares issuable upon exercise of vested stock options.
(13)	Includes 23,860 shares issuable upon exercise of vested stock options.
(14)	Includes 54,621 shares issuable upon exercise of vested stock options.
(15)	Includes 1,013,606 shares issuable upon exercise of vested stock options.
(16)	The information is as reported on Amendment No. 6 to Schedule 13G/A as filed on February 10, 2017. The Vanguard Group, Inc. has sole power to direct the disposition of 3,699,102 shares, shared power to direct the disposition of 72,037 shares, sole power to vote 69,444 shares, and shared power to vote 4,390 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 67,647 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 6,187 shares as a result of its serving as investment manager of Australian investment offerings. The principal address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(17)	The information is as reported on Amendment No. 5 to Schedule 13G/A as filed on February 10, 2017. Ameriprise Financial, Inc., or AFI, has shared power to direct the disposition of 3,679,729 shares and shared power to vote 3,636,875 shares. AFI is the parent holding company of Columbia Management Investment Advisors, LLC, or CMIA, which has shared power to direct the disposition of 3,679,729 shares and shared power to vote 3,636,875 shares. CMIA is the investment advisor to Columbia Seligman Communications & Information Fund, or the Fund, an investment company, which has the shared power to direct the disposition of 2,413,749 shares and sole power to vote 2,413,749 shares. Both AFI and CMIA disclaim beneficial ownership of any shares reported on this Schedule 13G/A. The principal address of AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474 and the principal address of CMIA and the Fund is 225 Franklin Street, Boston, MA 02110.
(18)	The information is as reported on Amendment No. 8 to Schedule 13G/A as filed on January 9, 2017. BlackRock, Inc. has sole power to direct the disposition of 3,650,195 shares and sole power to vote 3,555,456 shares. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires that the Audit Committee review and approve all related party transactions and review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change of control agreements, termination arrangements, and loans to employees made or guaranteed by our company. Our Audit Committee and our Board of Directors will only approve those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests.

There were no transactions or series of similar transactions since the beginning of fiscal 2017 to which we were or are a party that involved an amount exceeding $120,000, and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law for certain liabilities to which they may become subject as a result of their affiliation with our company.

PROPOSAL TWO:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

Summary

In accordance with the Dodd-Frank Act, we are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers, as such compensation is described in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this Proxy Statement, beginning on page 13. Our executive compensation program is designed to enable us to attract, motivate, and retain highly qualified executive officers. The program links cash incentive compensation to the achievement of pre-established corporate financial performance and personal objectives, and provides long-term stock-based incentive compensation that focuses our executive officer’s efforts on building stockholder value by aligning their interests with those of our stockholders. We urge our stockholders to review the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement and the related tabular and narrative disclosure for more information.

Proposed Resolution and Vote Required

Advisory approval of this proposal will require the affirmative vote of a majority of the votes cast on the proposal, assuming that a quorum is present at the Annual Meeting of Stockholders.

The following resolution is submitted for a stockholder vote at the Annual Meeting of Stockholders:

RESOLVED, that the stockholders of the company approve, on an advisory basis, the compensation of the company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and the related tabular and narrative disclosure as set forth in this Proxy Statement.

This proposal is advisory, and therefore not binding on our company, our Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when making future executive compensation decisions.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2018 Annual Meeting of Stockholders, subject to a determination by our Board of Directors to do so after taking into consideration our stockholders’ preference on the say-on-frequency proposal at the Annual Meeting of Stockholders, described in this Proxy Statement as Proposal Three.

Board Recommendation

Our Board of Directors believes that the information provided above and within the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that our executive officers’ interests are aligned with our stockholders’ interests to support long-term value creation.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL THREE:

ADVISORY VOTE ON DETERMINING THE FREQUENCY OF SAY-ON-PAY

Background

The Dodd-Frank Act enables our stockholders to indicate, at least once every six years, how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. Stockholders have the option of recommending a frequency vote every year, every two years, or every three years or abstaining from making a recommendation. For our first say-on-frequency vote at our 2011 Annual Meeting of Stockholders, our Board of Directors recommended an annual say-on-pay vote and our stockholders concurred, casting a majority of their votes in favor of a “one year” frequency. We have held a say-on-pay vote for each of the past five years accordingly.

Summary

Our Board of Directors has considered the advantages and disadvantages of the frequency of the say-on-pay vote. Based on its analysis, our Board of Directors believes that continuing to hold an annual advisory vote on executive compensation would be the most meaningful for our Board of Directors and our Compensation Committee, and best serve the interests of our company and its stockholders. Our Board of Directors believes an annual advisory vote will provide the most timely feedback on executive compensation arrangements, plans, programs, and policies as executive compensation disclosures are made annually.

Stockholders should recognize, however, it may not be appropriate or feasible to change compensation programs already in place for the year in which the vote occurs since the advisory vote on executive compensation will take place after the beginning of the compensation year. Stockholders also should recognize that their recommendation may be modified in the future if an annual frequency vote becomes burdensome or otherwise proves to be less helpful than originally expected.

We will consider stockholders to have expressed a preference for the frequency that receives the largest number of favorable votes. Our Board of Directors also may from time to time decide that it is in the best interests of our company and its stockholders to hold the frequency vote more or less frequently than the non-binding option preferred by our stockholders.

Vote Required

Advisory approval of this proposal will require the affirmative vote of a majority of the votes cast on the proposal, assuming that a quorum is present at the Annual Meeting of Stockholders.

This proposal is advisory, and therefore not binding on our company, our Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when making future executive compensation decisions.

We expect to conduct the next say-on-frequency vote at our 2023 Annual Meeting of Stockholders.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “ONE YEAR” ON THE PROPOSAL TO DETERMINE THE FREQUENCY OF SAY-ON-PAY.

PROPOSAL FOUR:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

KPMG LLP, an independent registered public accounting firm, was the auditor for our fiscal year ended June 24, 2017. Our Audit Committee has appointed KPMG LLP to audit the consolidated financial statements of our company for our fiscal year ending June 30, 2018, and recommends a vote “for” the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. A representative of KPMG LLP is expected to attend the Annual Meeting of Stockholders, and will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

The Audit Committee has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Fees

The aggregate fees billed to our company by KPMG LLP, for the fiscal years ended June 24, 2017 and June 25, 2016, were as follows:

	2017	2016
Audit Fees	$2,452,000	$2,390,000
Audit-Related Fees(1)	229,227	25,000
Tax Fees(2)	642,012	498,783

Total Fees	$3,323,239	$2,913,783

(1)	Includes certain fees for acquisition diligence support for fiscal 2017.
(2)	Includes fees for professional services rendered by KPMG LLP with respect to tax preparation and compliance, and tax due diligence for acquisition and tax consultation. The fees for tax due diligence support for fiscal 2017 were $149,876. The fees for tax consultation services were $123,970 and $96,311 for fiscal 2017 and fiscal 2016, respectively.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee, provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our Audit Committee requires that our independent auditor, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must provide information to the Audit Committee about each service to be provided, and the details of such service.

All of the services provided by KPMG LLP described above under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Ratification by Stockholders of the Appointment of our Independent Auditor

Ratification of the appointment of KPMG LLP to audit the consolidated financial statements of our company for the fiscal year ending June 30, 2018, will require the affirmative vote of a majority of the votes cast on the proposal, assuming that a quorum is present at the Annual Meeting of Stockholders.

PROPOSAL FIVE:

APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED 2010 INCENTIVE COMPENSATION PLAN

We are asking our stockholders to consider and approve an amendment (the “Amendment”) to the Company’s Amended and Restated 2010 Incentive Compensation Plan (the “2010 Plan”) to increase the share reserve of the 2010 Plan by 2,000,000 shares of our common stock. Our Compensation Committee approved the Amendment in July 2017, subject to approval by our stockholders at the Annual Meeting of Stockholders. If this Proposal Five is approved by our stockholders, the Amendment will become effective upon the date of the Annual Meeting of Stockholders. In the event that our stockholders do not approve this Proposal Five, the Amendment will not become effective and the 2010 Plan will continue in its current form.

The Amendment will afford us the continued ability to design compensatory awards that are intended to advance our interests and long-term success by encouraging stock ownership among our officers, other employees, consultants and non-employee directors.

Why We Believe You Should Vote for Proposal Five

As of August 18, 2017, 3,355,860 shares of common stock subject to outstanding awards were outstanding under the 2010 Plan and 2,350,950 shares remained available for issuance under the 2010 Plan.

We believe that our future success depends in part on our ability to attract, hire, motivate and retain high quality employees, consultants and directors and that the ability to provide equity awards under the 2010 Plan is critical to achieving this success. We would be at a severe disadvantage if we could not use equity-based awards covering a meaningful number of shares to recruit and secure or retain key talent in the current competitive market for highly skilled and qualified employees. In addition, we use annual refresh grants to encourage workers to remain with us over a number of years, which provides continuity of institutional knowledge and minimizes the distractions and inefficiencies caused by employee turnover.

We also believe that our future success depends in part on our ability to align the interests of our employees, consultants and directors with those of our stockholders, and that equity compensation is a key way to foster this alignment. Alignment comes in two key ways. First, the value our workers can realize from their equity compensation is based on our stock price performance. Second, we can use performance-based vesting to focus our workers on achieving specific goals that we believe are important to our success.

We believe that equity compensation can help limit the cost to stockholders of our compensation programs, and can preserve cash for other uses in growing our business or returning value to our stockholders. If the Amendment is not approved, we may need to replace the lost compensation value with larger cash awards, which would increase our cash compensation expense. That cash that might be better utilized if reinvested in our business or returned to our stockholders.

To help our stockholders better understand our historical equity compensation practices, currently anticipated needs, and an estimate of the potential cost of dilution from our request for additional shares, we note that, as of August 18, 2017:

•	We have 33,732,827 shares of our common stock issued and outstanding;

•	We have 1,532,865 shares (4.5% of our issued and outstanding common stock) subject to outstanding unvested full value awards;

•	We have 2,490,019 shares (7.4% of our issued and outstanding common stock) subject to outstanding stock options and stock appreciation rights (667,024 of which were granted under our 2001 Incentive Compensation Plan), with a weighted average exercise price of $49.25 and an average remaining term of 2.0 years;

•	We have 2,350,950 shares available for future grant under the 2010 Plan;

•	The total number of shares of common stock subject to outstanding awards under the 2001 Plan and 2010 Plan (4,022,884 shares), plus the total number of shares available for future awards under the 2010 Plan (2,350,950 shares), represents a current overhang percentage of 18.9% (in other words, the potential dilution of our stockholders represented by the 2010 Plan, when viewed against our shares of common stock currently issued and outstanding, including shares of restricted stock);

•	We are asking for an additional 2,000,000 shares of common stock for future issuance under the 2010 Plan (which number is reduced to 1,030,927 shares after taking into account the fungible share ratio of 1.94) – this represents 3.1% of our issued and outstanding common stock if all shares are awarded as full value shares;

•	The total available pool, including the 2010 Plan (2,350,950 shares), plus the proposed additional shares available for future issuance under the 2010 Plan (2,000,000 shares), results in total potential new dilution of 6.6%, assuming all available awards are granted as full value shares with 1.94 fungible share ratio;

•	The total potential dilution following the share increase including shares available for future issuance under the 2010 Plan and currently outstanding awards under the 2001 Plan and 2010 Plan (4,022,884 shares) reflects a total potential dilution of 18.6% (assuming all available awards are granted as full value shares with 1.94 fungible share ratio); and

•	Based on the closing price of our common stock on the NASDAQ Global Select Market on August 18, 2017 of $40.36 per share, the aggregate market value as of that date of the 2,000,000 additional shares of common stock requested for issuance under the 2010 Plan was $80.7 million.

We recognize that our stockholders want to know about our recent grant practices, including our recent “burn rate,” when considering how to vote on our proposal to approve the 2010 Plan. Burn rate or run rate (measuring a company’s annual usage of shares) is generally calculated as the number of shares granted divided by the weighted average number of shares outstanding, and is used to demonstrate how quickly a company uses available shares. The table below provides our average aggregate three-year burn rate under the 2010 Plan and its predecessor plans. We note that for Russell 3000 companies in our GICS group (Semiconductor & Semi Equipment), the ISS benchmark burn rate as of February 1, 2017 is 7.66%. We believe that our recent annual burn rates, and our burn rate as compared to the ISS benchmark rate for 2017, demonstrate our commitment to sound equity compensation grant practices.

Fiscal Year	Options Granted	Restricted Stock Awards/Units Granted (excluding Performance-Based)	Performance-Based Restricted Stock Awards/Units Earned	Total Adjusted Shares Granted	Weighted Average Shares at End of Fiscal Year	Adjusted Burn Rate
2015	526,665	480,382	93,424	1,674,277	36,900,000	4.54%
2016	440,362	704,225	103,199	2,055,210	36,600,000	5.61%
2017	356,107	922,784	10,339	2,222,353	34,800,000	6.39%

	Average Three-Year Burn Rate (2015-2017)					5.51%

In determining the number of shares to request for approval under the 2010 Plan, our Compensation Committee consulted Compensia to review current market practices in the use of equity compensation. The Compensation Committee also considered other material factors, including our recent share usage, anticipated hiring needs in the next two years, the potential dilution (as noted in the figures above), our current focus on granting full value awards (and therefore, the importance of the fungible share ratio), our current stock price, recent experiences in the equity awards expected by new hire candidates, and general guidance from institutional proxy advisory firms such as ISS that our stockholders might consider in evaluating the 2010 Plan. After reviewing this information, our Compensation Committee decided to request that our stockholders approve an additional 2,000,000 shares to be added to the 2010 Plan’s share reserve.

We currently anticipate that the shares requested, when combined with currently available reserves, will provide for grants in the ordinary course of business for approximately two years. However, the proposed share reserve could last for a shorter or longer period of time, such as might be the case if equity compensation practices within our peer group changed and required us to alter our current grant practices to remain competitive, or if our stock price changes materially. As noted in “Summary of the 2010 Plan” below, and consistent with the terms of the 2010 Plan and market practices, our Compensation Committee will retain full discretion under the 2010 Plan to determine the form, terms, number and size of awards to be granted under the Plan, and future benefits that may be received by participants under the 2010 Plan are not determinable at this time.

Responsible Plan Features

When considering how to vote on this Proposal Five, we think our stockholders should be aware of the following key provisions of the 2010 Plan.

•	All awards granted under the 2010 Plan are required to have a minimum one year vesting period, except that up to 5% of the 2010 Plan share reserve may be subject to awards that do not meet such vesting requirements.

•	The 2010 Plan establishes a fungible share ratio of 1.94 shares for all full value awards granted under the 2010 Plan. Each full value award share returning to the reserve after the effective date of the 2010 Plan also counts as 1.94 shares.

•	The 2010 Plan establishes a $750,000 limit on the aggregate grant date fair value of compensatory equity awards that may be granted to any non-employee director of the Company in any fiscal year.

•	The 2010 Plan contains a clawback provision on performance-based awards held by each of the Company’s executive officers that applies to performance-based cash and equity compensation to the extent such executive officer is determined to have engaged in fraud or intentional illegal conduct that caused the Company’s material non-compliance with any applicable financial reporting requirements and resulted in a financial restatement, the result of which is that the amount received from such performance-based award would have been lower had it been calculated on the basis of such restated results. The clawback provision also provides for recovery of performance-based cash and equity compensation granted under the 2010 Plan as required under applicable laws, rules, regulations or listing requirements.

•	The 2010 Plan does not require automatic acceleration on a change of control. Instead, the Board has the authority to negotiate in a transaction whether awards should be assumed, replaced, cancelled, cashed out or accelerated. The 2010 Plan does not contain a liberal change of control definition.

•	The 2010 Plan provides that the exercise price of stock options and SARs generally must be no less than the fair market value of our shares of common stock on the date of grant (as adjusted for any changes in capitalization).

•	The 2010 Plan prohibits the Board from undertaking a repricing of underwater options and stock appreciation rights (including cancelling for cash or exchanging for other awards) without stockholder approval.

•	The 2010 Plan does not provide for tax gross ups.

•	There are no options with “reload” rights outstanding under the 2010 Plan.

Vote Required and Board Recommendation

At the Annual Meeting, our stockholders will be requested to consider and approve the Amendment described in this Proposal Five. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required to approve this Proposal Five.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED 2010 INCENTIVE COMPENSATION PLAN.

Summary of the 2010 Plan

The material features of the 2010 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2010 Plan, as amended by the Amendment. Stockholders are urged to read the actual text of the 2010 Plan, as amended by the Amendment in its entirety, which is appended to these proxy materials as Appendix B and may be accessed from the SEC’s website at www.sec.gov.

Broad Based Plan

The 2010 Plan is designed to attract, motivate, retain, and reward our employees, directors, and consultants by providing such persons with cash and equity-based incentives to expend their maximum efforts in the creation of stockholder value. Under the 2010 Plan, we may grant stock options, stock appreciation rights, deferred stock units, restricted stock, bonus stock, dividend equivalents, other stock-related awards, and performance awards that may be settled in cash, stock, or other property. As of August 18, 2017, approximately 1,700 employees (including officers), seven non-employee directors and zero consultants were determined to be eligible for grants under the 2010 Plan.

Shares Available for Awards

A total of 2,350,950 shares of our Common Stock remain authorized for issuance under the 2010 Plan as of August 18, 2017. We are asking for an additional 2,000,000 shares of common stock for future issuance under the 2010 Plan. As of August 18, 2017:

•	There were a total of 33,732,827 shares of our common stock outstanding and the closing price per share on the NASDAQ Global Select Market was $40.36, for an aggregate market capitalization of $1.4 billion.

•	There were 2,350,950 shares immediately available for future grants under the 2010 Plan. 2,490,019 shares were subject to outstanding stock option awards, which options had an average exercise price of $49.25 and average remaining term of 2.0 years. 1,532,865 shares were subject to outstanding full value awards, of which 149,863 shares were subject to performance-based full value awards.

If any shares covered by an award granted under the 2010 Plan are forfeited, or if an award expires, terminates or is cancelled (other than by reason of exercise or vesting), then the shares covered by the award will again be available for grant under the 2010 Plan. Full value awards granted under the 2010 Plan will count as 1.94 shares for purposes of the share reserve, and shares subject to full value awards that are forfeited will be returned to the reserve as 1.94 shares.

Capitalization Adjustments

In the event that any dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spinoff, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects our common stock, then the committee (as defined below) will substitute, exchange, or adjust any or all of the following in such manner as it deems equitable: (1) the kind and number of shares available under the 2010 Plan, (2) the kind and number of shares subject to limitations on awards described in the 2010 Plan (e.g., limitations imposed for compliance with Sections 162(m) and 421 of the Internal Revenue Code), (3) the kind and number of shares subject to all outstanding awards, (4) the exercise price, grant price, or purchase price relating to any award, and (5) any other affected terms of awards.

Administration

The 2010 Plan may be administered by the Board of Directors or a committee approved by our Board of Directors. Subject to the terms of the 2010 Plan, the plan administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2010 Plan, and make all other determinations that may be necessary or advisable for the administration of the 2010 Plan. The plan administrator may amend the terms of outstanding awards, in its discretion, subject, if necessary, to the consent of the recipient.

Stock Options and Stock Appreciation Rights

The plan administrator is authorized to grant stock options, including both incentive stock options and non-qualified stock options. Under U.S. tax law, incentive stock options may be granted only to our employees. Under the 2010 Plan, the maximum number of shares that may be issued on the exercise of incentive stock options is the lesser of the total share reserve and 15,000,000 shares. In addition, the plan administrator is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation of our common stock between the grant date and the exercise date of the stock appreciation right. The plan administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right. In general, the per-share exercise price of an option or stock appreciation right must not be less than the fair market value of a share of our common stock on the grant date. The maximum term of each option or stock appreciation right may not exceed seven years. Options may be exercised by payment of the exercise price in any form of legal consideration specified by the plan administrator, including cash, shares (including net share settlement), outstanding awards, or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless” exercise) as determined by the plan administrator. The plan administrator determines the other terms of options and stock appreciation rights.

Restricted Stock and Deferred Stock Units

The plan administrator is authorized to grant restricted stock and restricted or deferred stock units. Restricted stock is a grant of shares of our common stock, which may not be sold or disposed of and which may be forfeited if the recipient’s service terminates or if he or she otherwise fails to vest in the shares. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the plan administrator. An award of restricted or deferred stock units confers on a participant the right to receive shares of our common stock at the end of a specified period or upon achievement of performance goals. Prior to settlement, an award of stock units carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted. Stock units may be subject to vesting and may be forfeited if the recipient’s service terminates or if he or she otherwise fails to vest in the shares.

Dividend Equivalents

The plan administrator is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of our common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of our common stock, awards, or otherwise as specified by the plan administrator.

Bonus Stock and Awards in Lieu of Cash Obligations

The plan administrator is authorized to grant shares of our common stock as a bonus free of restrictions for services performed for us or to grant shares of our common stock or other awards in lieu of our obligations to pay cash under the 2010 Plan or other plans or compensatory arrangements, subject to such terms as the plan administrator may specify.

Performance Awards

The plan administrator may grant, pay or deliver performance awards, which represent a conditional right to receive cash, shares of our common stock, or other awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified period generally related to our fiscal year or years. The plan administrator may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the award agreement or the written terms of a performance award. In setting the performance goals, the plan administrator will specify whether the performance goal will be set on a GAAP or non-GAAP basis (if applicable). Nothing in the 2010 Plan requires the Company to grant awards that qualify as performance-based compensation for purposes of Section 162(m). The Company reserves the right to grant compensation that is not eligible for the exemption from the $1 million limitation imposed under Section 162(m). We believe it is in the best interest of the Company to have the flexibility to grant awards that qualify as performance-based compensation for purposes of Section 162(m).

Performance awards may include one or more of the following performance criteria: (1) total stockholder return, (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index, the S&P Specialty Retailer Index or the Philadelphia Semiconductor Index, (3) net income, (4) pretax earnings, (5) earnings before interest expense, taxes, depreciation and amortization, (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items, (7) operating margin, (8) earnings per share, (9) return on equity, (10) return on capital, (11) return on investment, (12) operating earnings, (13) working capital or inventory, (14) operating earnings before the expense for share based awards and (15) ratio of debt to stockholders’ equity.

Other Stock Based Awards

The plan administrator is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance or any other factors designated by the plan administrator, and awards valued by reference to the book value of shares of our common stock or the value of securities underlying our common stock or the performance of specified subsidiaries or business units.

Other Terms of Awards

Awards may be settled in the form of cash, shares of our common stock, other awards, or other property in the discretion of the plan administrator. Awards under the 2010 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from an exercise pursuant to a grant of stock options), except to the extent required by law. The plan administrator may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the plan administrator may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The plan administrator is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the 2010 Plan. The plan administrator may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2010 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the plan administrator may, in its discretion, permit transfers of awards subject to any applicable legal restrictions.

Acceleration of Vesting; Change of Control

The 2010 Plan does not require automatic acceleration on a change of control transaction. We may require an acquiring or successor entity to assume or provide replacement awards for awards outstanding at the time of a transaction. Generally, if an award is not assumed or a replacement award granted, the underlying award will become fully vested, effective as of, and contingent upon, a change in control. With respect to market-based stock units (“MSUs”), the number of MSUs for any performance tranches that are ongoing as of the change in control (the “CIC MSUs”) will be determined based on actual achievement of the applicable performance criteria as of the day immediately prior to such change in control. A prorated portion of such CIC MSUs (based on the amount of time elapsed in the applicable performance tranche through the change in control) will become vested as of the change in control. The remaining portion of such CIC MSUs (the “Non-Vested CIC MSUs”) will remain outstanding after the change in control and will vest on the applicable vesting dates for such performance tranches, subject to the awardholder’s continued service. However, any Non-Vested CIC MSU that is not assumed or substituted by a successor or acquiring entity will become fully vested, effective as of, and contingent upon, a change in control.

The plan administrator, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including in the event we undergo a change of control. In addition, the plan administrator may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any change of control. The award agreement may provide for the vesting of an award upon a change of control, including vesting if a participant is terminated by us or our successor without “cause” or terminates for “good reason,” as is defined in the 2010 Plan or in an agreement with the individual recipient, including as defined in our Change of Control Severance Policy for Principal Executive Officers and our Severance Policy for Principal Executive Officers.

No Repricing

The 2010 Plan prohibits our Board from undertaking actions that would be considered a repricing of underwater stock options and stock appreciation rights without the consent of our stockholders.

Minimum Vesting Requirements

Under the 2010 Plan, the Board generally must impose a minimum one year vesting period for stock awards. However, the Board may grant stock awards covering up to 5% of the sum of (i) the number of shares available for issuance under the 2010 Plan’s share reserve, plus (ii) the number of shares that are returned to the share reserve from time to time that do not meet such vesting requirements. Nothing in the 2010 Plan limits the Company’s ability to grant awards that contain rights to accelerated vesting on a termination of employment or service, or limit the Company’s powers at make adjustments to outstanding awards in the event of corporation transactions, including in connection with a change of control of the Company. In addition, if we acquire another entity, the Board may assume the compensatory equity awards of such entity, or grant substitute awards in respect of the target company’s awards, and as a result such assumed or substituted awards may not satisfy the minimum vesting criteria.

Limitations on Awards

The 2010 Plan has the following award limits:

•	An eligible person may not be granted awards relating to more than 1,000,000 shares of stock per fiscal year, subject to capitalization adjustment.

•	The maximum amount that may be earned pursuant to an annual incentive award or other cash award granted under the 2010 Plan in any fiscal year by any one participant is $2,000,000.

•	The maximum amount that may be earned as a performance award granted under the 2010 Plan in respect of a performance period by any one participant is $5,000,000.

•	No non-employee directors of the Board may be granted compensatory equity awards (under the 2010 Plan or any other stock plan of the Company) that have an aggregate grant date fair value that exceed $750,000 in any fiscal year.

Clawback Policy

All performance-based awards (cash and equity) held by the Company’s executive officers will be subject to clawback, recoupment or forfeiture (i) to the extent that such executive officer is determined to have engaged in fraud or intentional illegal conduct that caused the Company’s material non-compliance with any applicable financial reporting requirements and resulted in a financial restatement, the result of which is that the amount received from such performance-based award would have been lower had it been calculated on the basis of such restated results, or (ii) as required by applicable laws, rules, regulations or listing requirements. Such clawback, recoupment or forfeiture, in addition to any other remedies available under applicable law, may require the cancellation of outstanding awards and the recoupment of any gains realized with respect to awards. An executive officer may not claim the operation of the clawback as the basis for “good reason” to resign and receive severance benefits.

Amendment and Termination

Our Board of Directors may amend, alter, suspend, discontinue, or terminate the 2010 Plan or the committee’s authority to grant awards without further stockholder approval. We will seek stockholder approval of any material amendment of the 2010 Plan to the extent required by law or otherwise deemed necessary or desirable by our Board of Directors. Unless earlier terminated by our Board of Directors, the 2010 Plan will terminate on August 18, 2020, which is the tenth anniversary of the adoption by our Board of Directors of the Company’s 2010 Incentive Compensation Plan.

Federal Income Tax Consequences of Awards

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change if or when those rules change. Moreover, because the tax consequences to any recipient may depend on the recipient’s particular situation, each recipient should consult their own tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as the result of an award. The 2010 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by a recipient on awards issued under the 2010 Plan. If the recipient of an award is our employee or an employee of one of our affiliates, any income recognized will be subject to employment taxes and withholding tax.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option if the option is granted with an exercise price per share equal to the fair market value of the underlying stock on the grant date. On exercise (including upon a broker-assisted or “cashless” exercise), an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock received over the exercise price paid. If the optionee is our employee or an employee of one of our affiliates, that income will be subject to employment taxes and withholding tax.

Incentive Stock Options

An optionee generally is not subject to ordinary income tax upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. However, the exercise of an incentive stock option may result in alternative minimum tax liability. In addition, if the optionee holds a share received on exercise of an incentive stock option for at least two years from the date the option was granted and at least one year from the date the option was exercised (the “Required Holding Period”), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be taxed as a long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an incentive stock option before the end of the Required Holding Period (a “Disqualifying Disposition”), the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. Where no amount is paid for the stock, then the full fair market value of the stock received is ordinary income to the recipient. If, however, the stock is not vested when it is received (for example, if the stock is restricted stock and the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of the executive officer’s receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

Stock Appreciation Rights

Generally, there is no taxation upon the grant of a stock appreciation right if the right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the day the right is exercised over the strike price.

Deferred Stock Units

Generally, the recipient of deferred stock units will not recognize any income at grant and will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock.

New Plan Benefits

It is not possible to determine specific amounts and types of awards that may be awarded in the future under the 2010 Plan because the grant and actual pay-out of awards under the 2010 Plan are discretionary. The 2010 Plan does not mandate set benefits or amounts, and no awards have been granted under the 2010 Plan that are contingent on stockholder approval.

The following table shows, as to each Named Executive Officer and the various indicated groups, the number of shares of our common stock subject to stock options that have been granted (even if not currently outstanding) under the 2010 Plan since its initial approval by our stockholders in 2010 through August 18, 2017.

Number of
Name	Stock Options Granted
Named Executive Officers:
Richard A. Bergman, Chief Executive Officer & President	806,000
Wajid Ali, Senior Vice President and Chief Financial Officer	67,500
Kevin Barber, Senior Vice President & General Manager, Mobile Division	233,801
Huibert Verhoeven, Senior Vice President & General Manager, Internet of Things Division	55,942
Alex Wong, Senior Vice President, Worldwide Operations	109,162
All current executive officers as a group	1,389,561
All current non-employee directors as a group	722,227
Each nominee for election as a director:
Francis F. Lee, Director	30,102
Nelson C. Chan, Director	27,102
Richard L. Sanquini, Director	28,602
Each associate of any of the foregoing	—
Each other person who received at least 5% of all options granted	—
All employees, excluding current executive officers	2,856,999

Equity Compensation Plan Information

For additional information on our equity compensation plans, including information about shares of our common stock that may be issued on exercise of options and warrants under all of our equity compensation plans as of June 24, 2017, please refer to the “Stock-Based Compensation Plan Information” section of this Proxy Statement. The 2010 Plan does not contain an evergreen provision.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be considered for inclusion in our Proxy Statement and form of proxy relating to our Annual Meeting of Stockholders for the fiscal year ending June 30, 2018, pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be received by us at our executive offices set forth in this Proxy Statement no later than May 15, 2018, and must otherwise comply with Rule 14a-8.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at our Annual Meeting of Stockholders for the fiscal year ending June 30, 2018, must be received by us at our executive offices set forth in this Proxy Statement no earlier than July 3, 2018, and no later than August 2, 2018.

In addition to the timely notice requirements, stockholder proposals (including proposals for nominees for directors) must include the information required by our bylaws and comply with the other applicable procedures described therein. Furthermore, stockholder proposals must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

The time limits noted above also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

OTHER MATTERS

We know of no other matters to be submitted to the 2017 Annual Meeting of Stockholders. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: September 12, 2017

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APPENDIX A

NON-GAAP FINANCIAL INFORMATION

In evaluating our business, we consider and use (i) operating income excluding certain non-cash or non-recurring items such as acquisition and integration related costs (including changes in contingent consideration, amortization of certain acquired intangible assets and legal and consulting costs), share-based compensation charges, litigation settlement charges, restructuring costs, impairment of intangible assets, foreign currency adjustments, and gain on the sale of a building, or non-GAAP operating income, (ii) operating margin excluding certain non-cash or non-recurring items such as acquisition and integration related costs (including changes in contingent consideration, amortization of certain acquired intangible assets and legal and consulting costs), share-based compensation charges, litigation settlement charges, restructuring costs, impairment of intangible assets, foreign currency adjustments, and gain on the sale of a building, as a percentage of total revenue, or non-GAAP operating margin, (iii) net income excluding certain acquisition and integration related costs (including changes in contingent consideration, amortization of certain acquired intangible assets and legal and consulting costs), share-based compensation, litigation settlement charges, restructuring costs, impairment of intangible assets, foreign currency adjustments, other items, net, and tax adjustments, or non-GAAP net income, and (iv) net income per share diluted excluding certain acquisition and integration related costs (including changes in contingent consideration, amortization of certain acquired intangible assets and legal and consulting costs), share-based compensation charges, litigation settlement charges, restructuring costs, impairment of intangible assets, foreign currency adjustments, other items, net, and tax adjustments, or non-GAAP net income per share diluted, as supplemental measures of operating performance, including the use of non-GAAP operating income for purposes of the financial performance measures used in our annual performance-based cash bonus plan. Non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share are not measurements of our financial performance under GAAP and should not be considered as an alternative to GAAP operating income, GAAP operating margin, GAAP net income, and GAAP net income per share, respectively. We present non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share because we consider them an important supplemental measure of our performance. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences in operating income, operating margin, net income, and net income per share caused by the existence and timing of certain non-cash or non-recurring items such as certain acquisition and integration related costs (including changes in contingent consideration, amortization of certain acquired intangible assets and legal and consulting costs), share-based compensation charges, litigation settlement charges, restructuring costs, impairment of intangible assets, foreign currency adjustments, gain on sale of building, other items, net, and tax adjustments. Non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share have limitations as analytical tools and should not be considered in isolation or as substitutes for our GAAP operating income, GAAP operating margin, GAAP net income, or GAAP net income per share. The principal limitations of these measures are that they do not reflect our actual expenses and may thus have the effect of inflating our GAAP operating income, GAAP operating margin, GAAP net income, and GAAP net income per share. The following is a reconciliation of the differences between GAAP and non-GAAP operating income, operating margin, net income, and net income per share for the periods indicated:

A-1

	Fiscal Years Ended June 30,
	2013	2014	2015	2016	2017
	(in millions, except per share amounts)
GAAP Operating income	$100.7	$72.5	$162.2	$75.2	$64.7
GAAP operating margin	15.2%	7.6%	9.5%	4.5%	3.8%
Acquisition and integration related costs(1)	2.4	83.6	78.6	72.5	60.6
Share-based compensation charge	32.2	32.9	44.1	56.8	61.8
Litigation settlement charge	—	—	—	—	10.0
Restructuring costs	—	—	—	8.6	7.3
Impairment of intangible assets	—	—	—	6.7	—
Foreign currency adjustments(2)	—	—	(15.4)	—	—
Gain on sale of building	(1.6)	—	—	—	—

Non-GAAP operating income	$133.7	$189.0	$269.5	$219.8	$204.4

Non-GAAP operating margin	20.1%	19.9%	15.8%	13.2%	11.9%
GAAP net income	$98.9	$46.7	$110.4	$72.2	$48.8
Acquisition and integration related costs(1)	2.4	83.6	78.6	72.5	60.6
Share-based compensation	32.2	32.9	44.1	56.8	61.8
Litigation settlement charge	—	—	—	—	10.0
Restructuring costs	—	—	—	8.6	7.3
Impairment of intangible assets	—	—	—	6.7	—
Foreign currency adjustments(2)	—	—	(15.4)	—	—
Other items, net	(1.8)	(1.1)	(0.9)	(2.7)	(0.8)
Tax adjustments	(25.3)	(4.5)	4.5	(33.6)	(13.8)

Non-GAAP net income	$106.4	$157.6	$221.3	$180.5	$173.9

GAAP net income per share — diluted	$2.89	$1.26	$2.84	$1.91	$1.37
Acquisition and integration related costs(1)	0.07	2.25	2.02	1.91	1.70
Share-based compensation	0.94	0.89	1.13	1.50	1.74
Litigation settlement charge	—	—	—	—	0.28
Restructuring costs	—	—	—	0.23	0.21
Impairment of intangible assets	—	—	—	0.18	—
Foreign currency adjustments(2)	—	—	(0.40)	—	—
Other items, net	(0.06)	(0.03)	(0.02)	(0.07)	(0.03)
Tax adjustments	(0.73)	(0.12)	0.12	(0.90)	(0.39)

Non-GAAP net income per share — diluted	$3.11	$4.25	$5.69	$4.76	$4.88

(1)	Acquisition and integration related costs consists of items related to either completed or announced acquisitions, including changes in contingent consideration, amortization associated with certain acquired intangible assets, and legal and consulting costs.
(2)	Foreign currency adjustments include currency remeasurement adjustments related to acquisition related liabilities.

A-2

APPENDIX B

AMENDED AND RESTATED 2010 INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this AMENDED AND RESTATED 2010 INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist SYNAPTICS INCORPORATED, a Delaware corporation (the “Company”) and its Related Entities in attracting, motivating, retaining and rewarding high-quality executives and other Employees, officers, Directors and Consultants by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with annual and long term performance incentives to expend their maximum efforts in the creation of stockholder value. The Plan is intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code (as hereafter defined) to the extent deemed appropriate by the Committee.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof.

(a) “2016 Effective Date” means the date the Plan is approved by the Company’s stockholders at the annual meeting of the Company’s stockholders held in October 2016.

(b) “Annual Incentive Award” means a conditional right granted to a Participant under Section 7(c) hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified fiscal year.

(c) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Deferred Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest, granted to a Participant under the Plan.

(d) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e) “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(f) “Board” means the Company’s Board of Directors.

(g) “Cause” shall, with respect to any Participant, have the equivalent meaning (or the same meaning as “cause” or “for cause”) set forth in any employment, consulting, change in control or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform his or her duties as assigned by the Company (or a Related Entity) in a reasonable manner, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company (or a Related Entity), if any, (iii) any violation or breach by the Participant of his or her non-competition and/or non-disclosure agreement with the Company (or a Related Entity), if any, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company (or a Related Entity), (v) chronic addiction to alcohol, drugs or other similar substances affecting the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(h) “Change in Control” means a Change in Control as defined with related terms in Section 9 of the Plan.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(j) “Committee” means a committee designated by the Board to administer the Plan; provided, however, that the Committee shall consist of at least two directors, and each member of which shall be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, and (ii) an “outside director” within the meaning of Section 162(m) of the Code, unless administration of the Plan by “outside directors” is not then required in order to qualify for tax deductibility under Section 162(m) of the Code.

(k) “Common Stock” means the common stock of the Company, par value $0.001 per share.

(l) “Company” has the meaning set forth in Section 1.

(m) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(n) “Continuous Service” means uninterrupted provision of services to the Company in any capacity of Employee, Director, or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee Director, or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, or Consultant (except as otherwise provided in the Option Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. A leave of absence will be treated as Continuous Service for purposes of determining the continued vesting of an Award (as differentiated from the use of Continuous Service as a trigger for the termination or forfeiture of the Award) only to the extent provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement applicable to the Participant, or as otherwise required by law.

(o) “Controlling Interest” has the meaning set forth in Section 9(b)(iii).

(p) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 7(e) of the Plan.

(q) “Deferred Stock Unit” means a right, granted to a Participant under Section 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period.

(r) “Director” means a member of the Board or the board of directors of any Related Entity.

(s) “Director Compensation Limit” has the meaning set forth in Section 5(c).

(t) “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(u) “Dividend Equivalent” means a right, granted to a Participant, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(v) “Effective Date” means October 19, 2010, which was the date of the 2010 Annual Meeting of Stockholders of the Company at which this Plan was approved by the Company’s stockholders.

(w) “Eligible Person” means each Executive Officer of the Company (as defined under the Exchange Act) and other officers, Directors and Employees of the Company or of any Related Entity, and Consultants with the Company or any Related Entity. The foregoing notwithstanding, only employees of the Company, the Parent, or any Subsidiary shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(x) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The Payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(y) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(z) “Executive Officer” means an executive officer of the Company as defined under the Exchange Act.

(aa) “Exercise Price” has the meaning set forth in Section 6(b)(iii).

(bb) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(cc) “Full Value Award” shall mean a Stock Award that does not require, for issuance of the underlying share, the payment by the Participant of an exercise or strike price (beyond payment of par value, as applicable), i.e., a Stock Award the value of which is measured by something other than the appreciation of the share of Stock above the Fair Market Value per share of Stock determined on the date of grant of the Award.

(dd) “Good Reason” shall, with respect to any Participant, have the equivalent meaning (or the same meaning as “good reason” or “for good reason”) set forth in any employment, consulting, change in control or other agreement for the performance of services between the Participant and the Company or a Related Entity. In the absence of any such agreement, such term shall mean (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by the Company (or a Related Entity), or any other action by the Company (or a Related Entity) which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (ii) any failure by the Company (or a Related Entity) to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (iii) the Company’s (or Related Entity’s) requiring the Participant to be based at any office or location outside of fifty miles from the location of employment as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities; (iv) any purported termination by the Company (or a Related Entity) of the Participant’s Continuous Service otherwise than for Cause as defined in Section 2(g), or by reason of the Participant’s Disability as defined in Section 2(v); provided, however, that to resign for Good Reason, a Participant must provide written notice of the conditions giving rise to Good Reason within 90 days following the date on which the condition arises, allow the Company at least 30 days to cure such condition, and, if not so cured, resign from all positions then held with the Company within 90 days after the expiration of the cure period. For purposes of this Section 2(gg), any good faith determination of “Good Reason” made by the Committee shall be conclusive.

(ee) “Immediate Family” has the meaning set forth in Section 10(b)(ii).

(ff) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(gg) “Incumbent Board” has the meaning set forth in Section 9(b)(ii).

(hh) “Independent Director” means a member of the Board who is not an employee of the Company or its Subsidiaries.

(ii) “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

(jj) “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(kk) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h) hereof.

(ll) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(mm) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(nn) “Performance Award” means a right, granted to an Eligible Person under Section 7 hereof, to receive Awards based upon performance criteria specified by the Committee.

(oo) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(pp) “Plan” has the meaning set forth in Section 1.

(qq) “Related Entity” means any Parent, Subsidiary, and any business, corporation, partnership, limited liability company, or other entity designated by the Committee in which the Company, a Parent, or a Subsidiary, directly or indirectly, holds a substantial ownership interest.

(rr) “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

(ss) “Rule 16b-3” and “Rule 16a-1(c)(3)” means Rule 16b-3 and Rule 16a-1(c)(3), as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(tt) “Share Reserve” has the meaning set forth in Section 4(a).

(uu) “Stock” means the Company’s Common Stock, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 10(c) hereof.

(vv) “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(ww) “Subsidiary” means a “subsidiary corporation” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person in a manner consistent with the treatment of other Eligible Persons.

(b) Manner of Exercise of Committee Authority. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms as the Committee shall determine, (i) to perform administrative functions, (ii) with respect to Participants not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, and (iii) with respect to Participants subject to Section 16, to perform such other functions of the Committee as the Committee may determine to the extent performance of such functions will not result in the loss of an exemption under Rule 16b-3 otherwise available for transactions by such persons, in each case to the extent permitted under applicable law and subject to the requirements set forth in Section 7(d). The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any Executive Officer, other officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan.

Members of the Committee, and any officer or Employee acting at the direction or on behalf of the Committee, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Limitation on Overall Number of Shares Subject to Awards. Subject to adjustment as provided in Section 10(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall equal 13,099,415 shares of Stock (the “Share Reserve”). Any shares of Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. Full Value Awards granted under the Plan on or after the 2016 Effective Date shall count as 1.94 shares of Stock for purposes of the share limits under the Plan. If any shares of Stock covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting), then the shares of Stock covered by such Award shall again be, or shall become, shares of Stock with respect to which Awards may be granted hereunder (and for the avoidance of doubt, after the 2016 Effective Date, any shares of Stock covered by Full Value Awards shall be returned to the Plan as 1.94 Shares for purposes of the share limits under the Plan).

(b) Availability of Shares Not Issued pursuant to Full Value Awards. In the event that any withholding tax liabilities arising from a Full Value Award are satisfied by the withholding of shares of Stock from the Full Value Award by the Company, then only the number of shares of Stock issued net of the shares of Stock withheld shall be counted as issued for purposes of determining the maximum number of shares of Stock available for grant under the Plan. Notwithstanding anything to the contrary contained in this Plan: (i) shares of Stock withheld by the Company, tendered or otherwise used in payment of the exercise price of an Option will not be added (or added back, as applicable) to the maximum number of shares of Stock available under the Plan; (ii) shares of Stock withheld by the Company, tendered or otherwise used to satisfy a tax withholding obligation with respect to Options and Stock Appreciation Rights will not be added (or added back, as applicable) to the maximum number of shares of Stock available under the Plan; (iii) shares of Stock subject to a Stock Appreciation Right that are not actually issued in connection with the settlement in shares of Stock of such Stock Appreciation Right on the exercise thereof, will not be added back to the maximum number of shares of Stock available under the Plan; and (iv) shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of an Option will not be added to the aggregate number of shares of Stock available under the Plan.

(c) Limitation on Number of Incentive Stock Option Shares. Subject to adjustment as provided in Section 10(c) hereof, the number of shares of Stock which may be issued pursuant to Incentive Stock Options shall be the lesser of (i) the number of shares of Stock that may be subject to Awards under Section 4(a), or (ii) 15,000,000.

(d) Minimum Vesting Requirements. In general, no Award granted on or after the 2016 Effective Date may vest, in the ordinary course, prior to the first anniversary of the date of grant of the Award. However, up to 5% of the sum of (i) the number of shares available for issuance under the Share Reserve as of the 2016 Effective Date plus (ii) the number of shares that are returned to the Share Reserve from time to time pursuant to Awards that are forfeited, or have expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting), including shares that are returned to the Share Reserve from Awards outstanding on the 2016 Effective Date or from Full Value Awards in satisfaction of withholding tax liabilities, may be granted on or after the 2016 Effective Date in the form of Awards that do not meet such vesting requirements. Nothing in this Section 4(d) shall limit the Company’s ability to grant Awards that contain rights to accelerated vesting on a termination of employment or service, or limit the Company’s powers under Section 10(c). In addition, the minimum vesting criteria set forth in this Section 4(d) shall not apply to Awards granted pursuant to an assumption of or substitution for another stock award (which stock award was granted by another Person) in connection with a Change in Control or acquisition by the Company of the other Person.

(e) Application of Limitations. The limitations contained in Section 4 shall apply only to Awards that are settled by the delivery of shares of Stock. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons.

(b) Per-Person Limitations. In each fiscal year during any part of which the Plan is in effect, (i) an Eligible Person may not be granted Awards relating to more than 1,000,000 shares of Stock, subject to adjustment as provided in Section 10(c), under each of Sections 6(b), 6(c), 6(d), 6(e), 6(f), 6(g), 6(h), 7(b) and 7(c); (ii) the maximum amount that may be earned as an Annual Incentive Award or other cash Award (but excluding Performance Awards) in any fiscal year by any one Participant shall be $2,000,000, and (iii) the maximum amount that may be earned as a Performance Award in respect of a performance period by any one Participant shall be $5,000,000. If a Performance Award could (but is not required to) be paid out in cash, it will count only against the share limit under clause (i) above.

(c) Limitation on Awards for Independent Directors. In addition to any other limitations set forth this Section 5, in any fiscal year, no Independent Director will be granted compensatory equity awards (under this Plan or any other stock plan of the Company) that have an aggregate grant date fair value (as determined by the Company for financial reporting purposes) that, during such fiscal year, exceed $750,000 for such fiscal year (the “Director Compensation Limit”). If the Company determines that the value of such equity awards with respect to an Independent Director exceed the Director Compensation Limit, the affected Independent Director shall return the excess compensation to the Company within 30 days after receiving written notice of such overpayment, with such reimbursement made from the number of shares of Stock granted to the Independent Director that had a grant date fair value in excess of the Director Compensation Limit. For the avoidance of doubt, in a year in which an Independent Director serves as an employee or consultant (including as an interim officer), the Director Compensation Limit shall not apply to compensatory equity awards granted by the other Independent Directors to him or her in respect of such service as an employee or consultant.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(f)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Continuous Service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement. Such Stock Option Agreement shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(ii) Number of Shares. Each Stock Option Agreement shall specify the number of shares of Stock that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 10(c) hereof. The Stock Option Agreement shall also specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option, and in the absence of such designation, the Option shall be a Non-Qualified Stock Option.

(iii) Exercise Price.

(A) In General. Each Stock Option Agreement shall state the price at which shares of Stock subject to the Option may be purchased (the “Exercise Price”), which shall be not less than 100% of the Fair Market Value of the Stock on the date of grant.

(B) Ten Percent Stockholder. If an individual owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Related Entity, the Exercise Price of an Incentive Stock Option must be at least 110% of the Fair Market Value of a share of Stock on the date of grant and such Incentive Stock Option by its terms is not exercisable after the expiration of five years from the date of grant.

(iv) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements). The Committee may also determine the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions. The Committee may determine the methods by which such exercise price may be paid or deemed to be paid (including in the discretion of the

Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(v) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Rights in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification or except as permitted under Section 9 and Section 10(c). Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) the Option shall not be exercisable more than seven years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(B) The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of stock with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company or its Parent Corporation during any calendar year are exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

(vi) Repurchase Rights. The Committee shall have the discretion to grant Options which are exercisable for unvested shares of Common Stock. Should the Optionee’s Continuous Service cease while holding such unvested shares, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Committee and set forth in the document evidencing such repurchase right.

(c) Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of stock on the date of exercise, over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than the Fair Market Value of a share of Stock on the date of grant.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right. Stock Appreciation Rights may be either freestanding or in tandem with other Awards.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan. Subject to Section 4(c), the restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the restricted period applicable to the Restricted Stock, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture. Except as otherwise determined by the Committee at the time of the Award, upon termination of a Participant’s Continuous Service during the applicable restriction period, the Participant’s Restricted Stock that is at that time subject to restrictions shall be forfeited (or, in accordance with Section 6(b)(vi), reacquired by the Company); provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Deferred Stock Units. The Committee is authorized to grant Deferred Stock Units to Participants, which are rights to receive Stock, cash, or a combination thereof at the end of a specified time period, subject to the following terms and conditions:

(i) Award and Restrictions. Satisfaction of an Award of Deferred Stock Units shall occur upon expiration of the time specified for such Deferred Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, subject to Section 4(c), Deferred Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the time period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. The terms of an Award of Deferred Stock Units shall be set forth in a written Award Agreement that shall contain provisions determined by the Committee and not inconsistent with the Plan. Deferred Stock Units may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Deferred Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of an Award of Deferred Stock Units, an Award of Deferred Stock Units carries no voting or dividend or other rights associated with share ownership.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable time period thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock Units), the Participant’s Deferred Stock Units (other than those Deferred Stock Units subject to deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock Units.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, any Dividend Equivalents that are granted with respect to any Award of Deferred Stock Units shall be either (A) paid with respect to such Deferred Stock Units at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock Units and the amount or value thereof automatically deemed reinvested in additional Deferred Stock Units, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other cash or property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Deferred Stock Unit with respect to which such Stock or other property has been distributed.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other cash or property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the underlying Dividend Equivalents.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Related Entities or business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Committee shall determine. The Committee shall have the discretion to grant such other Awards which are exercisable for unvested shares of Common Stock. Should the Optionee’s Continuous Service cease while holding such unvested shares, the Company shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Committee and set forth in the document evidencing such repurchase right. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

7. Performance and Annual Incentive Awards.

(a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m).

(b) Performance Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7(b).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or specified Related Entities or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index, the S&P

Specialty Retailer Index or the Philadelphia Semiconductor Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital or inventory; (14) operating earnings before the expense for share based awards; and (15) ratio of debt to stockholders’ equity. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 7(c) hereof that are intended to qualify as “performance-based compensation under Code Section 162(m).

(iii) Performance Period; Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to seven years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 7(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a performance period or settlement of Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees. The Committee may, within its discretion, grant one or more Annual Incentive Awards to any Eligible Person, subject to the terms and conditions set forth in this Section 7(c).

(i) Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Annual Incentive Awards. In the case of Annual Incentive Awards intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 7(b)(iii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(ii) Potential Annual Incentive Awards. Not later than the end of the 90th day of each fiscal year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under Code Section 162(m), the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 7(c)(i) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under Code Section 162(m), the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5 hereof.

(iii) Payout of Annual Incentive Awards. After the end of each fiscal year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (B) the amount of potential Annual Incentive Award otherwise payable to each Participant. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a fiscal year or settlement of such Annual Incentive Award.

(d) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Section 7(b), and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards under Section 7(c), shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards if and to the extent required to comply with Code Section 162(m).

(e) Status of Section 7(b) and Section 7(c) Awards Under Code Section 162(m). It is the intent of the Company that Performance Awards and Annual Incentive Awards under Section 7(b) and 7(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 7(b), (c), (d) and (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards or Annual Incentive Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

8. Certain Provisions Applicable to Awards or Sales.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity in which the value of Stock subject to the Award is equivalent in value to the cash compensation.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee or the Board; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of seven years (or such shorter term as may be required in respect of an Incentive Stock Option under Section 422 of the Code).

(c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 10(f) of the Plan) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-1(c)(3) to the extent necessary to ensure that neither the grant of any Awards to nor other transaction by a Participant who is subject to Section 16 of the Exchange Act is subject to liability under Section 16(b) thereof (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 or Rule 16a-1(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-1(c)(3) so that such Participant shall avoid liability under Section 16(b).

(e) Code Section 409A. If and to the extent that the Committee believes that any Awards may constitute a “nonqualified deferred compensation plan” under Section 409A of the Code, the terms and conditions set forth in the Award Agreement for that Award shall be drafted in a manner that is intended to comply with, and shall be interpreted in a manner consistent with, the applicable requirements of Section 409A of the Code, unless otherwise agreed to in writing by the Participant and the Company.

(f) No Option Repricing. Other than pursuant to Section 10(c), without approval of the Company’s stockholders, the Committee shall not be permitted to (A) lower the exercise price per share of Stock of an Option or Stock Appreciation Right after it is granted, (B) cancel an Option or Stock Appreciation Right when the exercise price per share of Stock exceeds the Fair Market Value of the underlying share of Stock in exchange for another Award or cash, or (C) take any other action with respect to an Option or Stock Appreciation Right that may be treated as a repricing.

9. Change in Control.

(a) Effect of “Change in Control.” If and to the extent provided in the Award, in the event of a “Change in Control,” as defined in Section 9(b):

(i) The Committee may, within its discretion, accelerate the vesting and exercisability of any Award carrying a right to exercise that was not previously vested and exercisable as of the time of the Change in Control, subject to applicable restrictions set forth in Section 10(a) hereof;

(ii) The Committee may, within its discretion, accelerate the exercisability of any Stock Appreciation Rights and provide for the settlement of such Stock Appreciation Rights for amounts, in cash;

(iii) The Committee may, within its discretion, lapse the restrictions, deferral of settlement, and forfeiture conditions applicable to any other Award granted under the Plan and such Awards may be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof; and

(iv) With respect to any such outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, within its discretion, deem such performance goals and other conditions as having been met as of the date of the Change in Control.

(b) Definition of “Change in Control.” A “Change in Control” shall be deemed to have occurred upon:

(i) Upon the consummation of a transaction approved by the stockholders of the Company of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company;

(ii) Individuals who, as of the date on which the Award is granted, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date on which the Award was granted whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) the acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or a Related Entity, (2) any person, entity or “group” that as of the date on which the Award is granted owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or a Related Entity.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

10. General Provisions.

(a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries.

(i) General. Except as provided herein, a Participant may not assign, sell, transfer, or otherwise encumber or subject to any lien any Award or other right or interest granted under this Plan, in whole or in part, including any Award or right which constitutes a derivative security as generally defined in Rule 16a-1(c) under the Exchange Act, other than by will or by operation of the laws of descent and distribution, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.

(ii) Permitted Transfer of Option. The Committee, in its sole discretion, may permit the transfer of an Option (but not an Incentive Stock Option, or any other right to purchase Stock other than an Option) as follows: (A) by gift to a member of the Participant’s Immediate Family or (B) by transfer by instrument to a trust providing that the Option is to be passed to beneficiaries upon death of the Optionee. For purposes of this Section 10(b)(ii), “Immediate Family” shall mean the Optionee’s spouse (including a former spouse subject to terms of a domestic relations order); child, stepchild, grandchild, child-in-law; parent, stepparent, grandparent, parent-in-law; sibling and sibling-in-law, and shall include adoptive relationships. If a determination is made by counsel for the Company that the restrictions contained in this Section 10(b)(ii) are not required by applicable federal or state securities laws under the circumstances, then the Committee, in its sole discretion, may permit the transfer of Awards (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) to one or more Beneficiaries or other transferees during the lifetime of the Participant, which may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Committee pursuant to the express terms of an Award agreement (subject to any terms and conditions which the Committee may impose thereon, and further subject to any prohibitions and restrictions on such transfers pursuant to Rule 16b-3). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.

(i) Adjustments to Awards. In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spinoff, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Committee to be appropriate, then the Committee shall, in such manner as it deems equitable, substitute, exchange, or adjust any or all of (A) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (B) the number and kind of shares of Stock by which Plan limitations are measured (including but not limited to limitations established for purposes of Code Sections 162(m) and 421 as well as per Person award limits), (C) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards, (E) the exercise price, grant price or purchase price relating to any Award and/or “make provision for payment of cash or other property” in respect of any outstanding Award, and (F) any other aspect of any Award that the Committee determines to be appropriate.

(ii) Adjustments in Case of a Change in Control. In the event of a Change in Control in which the Company is not the surviving corporation, or in which the shares of Stock are exchanged for or converted into securities issued by another entity, then the successor or acquiring entity or an affiliate thereof may, with the consent of the

Committee, assume each outstanding Award or substitute an equivalent option or right. If the successor or acquiring entity or an affiliate thereof, does not cause such an assumption or substitution, then each Award shall terminate upon the consummation of such Change in Control. The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Optionees may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Options that are then exercisable (including any Options that may become exercisable upon the closing date of such transaction). An Optionee may condition his exercise of any Option upon the consummation of the transaction.

(iii) Other Adjustments. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals, and Annual Incentive Awards and any Annual Incentive Award pool or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant; provided that without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. In addition, no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, Performance Awards granted under Section 8(b) hereof or Annual Incentive Awards granted under Section 8(c) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Clawback/Recovery. All Awards (cash and equity) held by the Company’s Executive Officers shall be subject to clawback, recoupment or forfeiture (i) to the extent that such Executive Officer is determined to have engaged in fraud or intentional illegal conduct that caused the Company’s material non-compliance with any applicable financial reporting requirements and resulted in a financial restatement, the result of which is that the amount received from such Award would have been lower had it been calculated on the basis of such restated results, or (ii) required by applicable laws, rules, regulations or listing requirements. Such clawback, recoupment or forfeiture, in addition to any other remedies available under applicable laws, rules, regulations or listing requirements, shall occur through the cancellation of such Awards (to the extent then-outstanding), the recoupment of any gains realized with respect to such Awards, or a combination of the foregoing, to the extent of the overpayment. The implementation of any clawback policy will not be deemed a triggering event for purposes of any definition of “good reason” for resignation or any “constructive termination.”

(e) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations; either on a mandatory or elective basis in the discretion of the Committee.

(f) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of stockholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if (i) such stockholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or (ii) the amendment or alternation to the Plan materially increases the benefits accruing to the participants under the Plan, materially increases the number of securities that may be issued under the Plan, or materially modifies the requirements for participant in the Plan, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award.

(g) Change in Time Commitment. If a Participant’s regular level of time commitment in the performance of his or her services for the Company and any of the Related Entities is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion (and without the need to seek or obtain the consent of the affected Participant) to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award (but in no event will such extension extend the term of an Option or Stock Appreciation Right). In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(h) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(i) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(j) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).

(k) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(l) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws, and applicable federal law.

(m) Plan Effective Date and Stockholder Approval; Termination of Plan. The Plan became effective on the Effective Date. The Plan shall terminate on August 18, 2020, which is the tenth anniversary of the date the Plan was originally adopted by the Board.

PLAN APPROVAL HISTORY:

Board or Stockholder Action	Approval Date
Adopted by the Board	August 18, 2010
Approved by the Stockholders	October 19, 2010
Amended and Restated by the Board	September 6, 2013
Approved by the Stockholders	October 22, 2013
Amended and Restated by the Compensation Committee	January 27, 2015
162(m) Provisions Approved by the Stockholders	October 20, 2015
Amended and Restated by the Compensation Committee	August 12, 2016
Amended and Restated by the Board	October 12, 2016
Approved by the Stockholders	October 25, 2016
Amended and Restated by the Compensation Committee	July 24, 2017

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery SYNAPTICS INCORPORATED of information up until 11:59 P.M. Eastern Time the day before the cut-off date 1251 MCKAY DRIVE or meeting date. Have your proxy card in hand when you access the web site SAN JOSE, CA 95131 and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/syna2017 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E32469-P96087 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SYNAPTICS INCORPORATED The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Francis F. Lee ! ! ! 1 Year 2 Years 3 Years Abstain 3. Proposal to provide a non-binding advisory 1b. Nelson C. Chan ! ! ! vote on the frequency of future non-binding ! ! ! ! advisory votes on the compensation of 1c. Richard L. Sanquini the Company’s named executive officers ! ! ! (“say-on-frequency”). For Against Abstain 4. Proposal to ratify the appointment of KPMG LLP, an ! ! ! independent registered public accounting firm, as the The Board of Directors recommends you vote FOR Company’s independent auditor for the fiscal year ending proposals 2, 4 and 5, and “1 YEAR” on proposal 3. June 30, 2018. 5. Proposal to approve an amendment to the Amended and 2. Proposal to approve, on a non-binding advisory basis, ! ! ! Restated 2010 Incentive Compensation Plan to increase ! ! ! the compensation of the Company’s Named Executive the number of the Company’s common stock authorized Officers for fiscal 2017 (“say-on-pay”). for issuance thereunder by 2,000,000 shares. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address changes and/or comments, please check this box ! and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONSOLIDATED ID TEMPLATE V1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E32470-P96087 SYNAPTICS INCORPORATED Annual Meeting of Stockholders October 31, 2017 9:00 AM Pacific Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Francis F. Lee and Richard A. Bergman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SYNAPTICS INCORPORATED that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time on October 31, 2017, via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/syna2017, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side